EXECUTION COPY

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

in

OPC LLC

by and among

ORMAT NEVADA, INC.,

MORGAN STANLEY GEOTHERMAL LLC

and

LEHMAN-OPC LLC

-i-

-ii-

Annex I	Definitions

Exhibits:

Exhibit A	[Reserved]
Exhibit B	[Reserved]
Exhibit C	Company LLC Agreement
Exhibit D	Form of Management Services Agreement
Exhibit E	Operation and Maintenance Agreements

Schedules:

Schedule 1	Project Companies and Projects
Schedule 2.2(b)(ii)	Galena 3 Purchase Price Adjustment Example
Schedule 3.1(a)(v)	Absence of Litigation
Schedule 3.1(a)(vii)	Sufficiency of Assets
Schedule 3.1(a)(x)	Interim Financials
Schedule 3.1(a)(xii)	Compliance with Applicable Law
Schedule 3.1(a)(xiii)	Environmental Matters
Schedule 3.1(a)(xiv)	Permits
Schedule 3.1(a)(xv)	Insurance
Schedule 3.1(a)(xvi)	Real Property
Schedule 3.1(a)(xvii)	Personal Property
Schedule 3.1(a)(xviii)	Liens
Schedule 3.1(a)(xix)	Material Contracts
Schedule 3.1(a)(xxi)	Affiliate Transactions
Schedule 3.1(a)(xxii)	Completion
Schedule 3.1(a)(xxviii)	Background Materials
Schedule 3.1(b)(viii)	ORNI 14 Financial Information
Schedule 3.1(b)(ix)	ORNI 14 Compliance with Applicable Law
Schedule 3.1(b)(x)	ORNI 14 Environmental Matters
Schedule 3.1(b)(xi)	ORNI 14 Permits
Schedule 3.1(b)(xii)	ORNI 14 Insurance
Schedule 3.1(b)(xiii)	ORNI 14 Real Property
Schedule 3.1(b)(xiv)	ORNI 14 Personal Property
Schedule 3.1(b)(xv)	ORNI 14 Liens
Schedule 3.1(b)(xvi)	ORNI 14 Material Contracts
Schedule 3.1(b)(xviii)	ORNI 14 Affiliate Transactions
Schedule 3.1(b)(xix)	ORNI 14 Completion
Schedule 3.1(b)(xxiv)	ORNI 14 Background Materials

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AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

This Agreement is made and entered into as of June 7, 2007 by and among Morgan Stanley Geothermal LLC, a Delaware limited liability company (“Morgan Stanley Purchaser Entity”) and Lehman-OPC LLC, a Delaware limited liability company (“Lehman Brothers Purchaser Entity”, and together with Morgan Stanley Purchaser Entity, the “Purchasers”) and Ormat Nevada, Inc., a Delaware corporation (“Seller”), for the sale by the Seller to the Purchasers of all of the Class B Membership Interests (as defined below) of OPC LLC, a Delaware limited liability company (the “Company”).

In consideration of the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in Annex I hereto, and the rules of interpretation set forth in Annex I hereto shall apply to this Agreement.

ARTICLE 2

SALE AND PURCHASE OF MEMBERSHIP INTEREST

2.1 Agreement to Sell and Buy. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchasers on the Initial Closing Date, and each Purchaser shall severally and not jointly purchase on the Initial Closing Date, such Class B Membership Interests in the Company set forth opposite each Purchaser’s name on Schedule 2.1 hereto, for the aggregate consideration in Section 2.2.

2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Class B Membership Interests being purchased under this Agreement will be:

(a) Initial Closing Payment: a payment on the Initial Closing Date comprised of a payment by (x) the Morgan Stanley Purchaser Entity of $50,260,000 and (y) the Lehman Brothers Inc. Purchaser Entity of $21,540,000 (collectively, the “Initial Closing Payment”), in each case made by wire transfer of immediately available United States dollars to such account or accounts as Seller may designate in a written notice given to Purchasers not later than two Business Days before the Initial Closing Date.

(b) Galena 3 Closing Payment:

(i) a payment on the Galena 3 Closing Date in the aggregate amount currently estimated to be $46,600,000 comprised of a payment by (x) the Morgan Stanley Purchaser Entity of an amount currently estimated to be $32,620,000, and (y) the Lehman Brothers Inc. Purchaser Entity of an amount currently estimated to be $13,980,000, and subject to adjustment as provided in Section 2.2(b)(ii) below (the “Galena 3 Closing

Payment”), in each case made by wire transfer of immediately available United States dollars to such account or accounts as Seller may designate in a written notice given to Purchasers not later than two Business Days before the Galena 3 Closing Date.

(ii) immediately prior to the Galena 3 Closing Date, the Base Case Model will be rerun, on the same basis and using the same methodology and principles as were used to prepare the Base Case Model, to determine the actual Galena 3 Closing Payment, but revised to reflect (i) the actual Galena 3 Commercial Operations Date, (ii) the appraised fair market value of the Galena 3 Project and the adjusted depreciation deduction resulting therefrom, and (iii) any change in allocation ratios if the IRS has announced a “safe harbor” for partnership flip transactions before the Galena 3 Closing Date that requires such a shift. The revised Base Case Model will then be used to determine an adjustment to the Galena 3 Closing Payment, which when considering the timing of such payments will leave the Purchasers with the same Target Internal Rate of Return (as defined in the Company LLC Agreement) projected on the Initial Closing Date assuming no other change in the Base Case Model. The adjustment will be treated as an adjustment to the purchase price for the Class B Membership Interests. Attached as Schedule 2.2(b)(ii) is a sample pro forma showing examples of the purchase price adjustment set forth above.

2.3 Initial Closing. The initial closing of the purchase and sale of the Class B Membership Interests (the “Initial Closing”) will take place (i) at the offices of Chadbourne & Parke LLP in New York, New York at 10:00 a.m. (Eastern time) (the “Effective Time”) on the date (the “Initial Closing Date”) upon which all of the conditions in Section 2.6 and Section 2.7 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the Party entitled to the benefit of such conditions or (ii) at such other place and time as Purchasers and Seller may agree in writing but not later than June 30, 2007, subject to one 30-day extension, by mutual agreement of the Parties. The rights and obligations of the Parties hereunder and under the documents delivered pursuant to Section 2.6 and Section 2.7 shall not take effect until the Effective Time and such documents shall be of no force and effect until the Initial Closing is consummated.

2.4 Galena 3 Closing. The Galena 3 Closing will take place (i) at the offices of Chadbourne & Parke LLP in New York, New York at 10:00 a.m. (Eastern time) (the “Galena 3 Effective Time”) on the date (the “Galena 3 Closing Date”) upon which all of the conditions in Section 2.8 and Section 2.9 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the Party entitled to the benefit of such conditions or (ii) at such other place and time as Purchasers and Seller may agree in writing but not later than April 30, 2008, subject to one 30-day extension, by mutual agreement of the Parties.

2.5 No Obligation of Seller with Respect to Galena 3. Purchasers acknowledge that while Seller has advised Purchasers of its present intention to construct the Galena 3 Project, Seller and its Affiliates shall be entitled to pursue, direct and make decisions regarding the development of the Galena 3 Project in their sole discretion, and that neither Seller nor any of its Affiliates shall be obligated to construct the Galena 3 Project. However, notwithstanding the foregoing, if Seller or its Affiliates do complete the construction of the Galena 3 Project prior to April 30, 2008, Seller is obligated to convey its membership interests in ORNI 14 to the Company in accordance with the terms of this Agreement.

2.6 Conditions Precedent to the Obligations of Purchasers in Connection with the Initial Closing.

The obligations of Purchasers to consummate the Initial Closing will be subject to the satisfaction or waiver by Purchasers of each of the conditions set forth below:

(a) Each of the representations and warranties of Seller in Section 3.1(a) of this Agreement shall be true and correct in all material respects as of the Initial Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(b) All consents, approvals and filings required to be obtained or made by Seller to execute, deliver and perform the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect as of the Effective Time.

(c) Seller shall have delivered to Purchasers a legal opinion of Chadbourne & Parke LLP, outside counsel to Seller, Manager, the Operator, the Company and the Project Companies, in form and substance reasonably satisfactory to Purchasers.

(d) There shall not be any injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by the Transaction Documents, and no action, complaint, investigation, suit or other proceeding shall be threatened or instituted by any private party or Governmental Authority, and remain pending at what would otherwise be the Initial Closing Date, which (a) restrains or prohibits or otherwise challenges the performance of the obligations of the Parties, or (b) seeks material damages or penalties in relation to such obligations.

(e) Purchasers shall have received copies of all Material Contracts.

(f) (i) Purchasers shall have received a copy of a title policy with respect to the Desert Peak 2 Project with a policy limit of $33,000,000, with endorsements substantially similar to those provided in the Steamboat Hills Title Policy (as defined below) (the “Desert Peak 2 Title Policy”), each of which shall be in form and substance reasonably satisfactory to Purchasers, and no other changes; and (ii) Purchasers shall have received a copy of a title policy with respect to the Galena 2 Project and the Steamboat Hills Project with a policy limit of $64,000,000, with endorsements as set forth in the pro forma title policy insurance issued by First American Title Insurance Company No. NCS-91388-RENO (the “Steamboat Hills Title Policy”), each of which shall be in form and substance reasonably satisfactory to Purchasers, and no other changes.

(g) Seller shall have delivered to Purchasers an officer’s certificate of an authorized officer of Seller (i) certifying that each of the conditions set forth in Section 2.7 have been fulfilled to the satisfaction of Seller or have been waived by the Seller, (ii) certifying that each of the representations and warranties set forth in Section 3.1 are true and correct in all material respects as of the Initial Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all other respects); and (iii) attaching true, accurate and complete copies of the Organizational Documents of each of Seller, the Company and the Project Companies and resolutions of each of the Seller, the Company and the Project Companies authorizing the execution of the Transaction Documents to which it is a party.

(h) Seller shall have delivered to Purchasers a certificate of incumbency from the secretary or assistant secretary of each of Seller, the Operator, the Manager and the Company as to the officers of Seller, the Operator, the Manager and the Company who sign the Transaction Documents on behalf of each of them.

(i) The Company LLC Agreement shall have been duly executed by Seller and delivered to Purchasers.

(j) Seller shall have delivered an affidavit of non-foreign status that complies with Section 1445 of the Code, duly executed by Seller.

(k) The Management Services Agreement shall have been duly executed by Seller and the Company.

(l) Operation and Maintenance Agreements shall have been duly executed by Seller and each Project Company.

(m) Seller shall have delivered to Purchasers good standing certificates and certificates of good standing as to foreign corporations/limited liability companies for each of Seller, the Company and the Project Companies.

(n) Seller shall have delivered to Purchasers the certificates of Class B Membership Interests together with duly executed transfer instruments.

(o) Seller shall have delivered to Purchasers a duly executed Assignment Agreement with respect to the assignment of the Class B Membership Interests.

2.7 Conditions Precedent to the Obligations of Seller in Connection with the Initial Closing.

The obligations of Seller to consummate the Initial Closing will be subject to the satisfaction or waiver by Seller of each of the conditions set forth below:

(a) Each Purchaser shall have severally paid to Seller the payment amount constituting its portion of the Initial Closing Payment in the manner set forth in Section 2.2(a).

(b) Each of the representations and warranties of Purchasers in Section 3.2 of this Agreement shall be true and correct in all material respects as of the Initial Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(c) All consents, approvals and filings required to be obtained or made by each Purchaser to execute, deliver and perform the Transaction Documents to which such entity is a party shall have been obtained or made and shall be in full force and effect as of the Effective Time.

(d) Purchasers shall have delivered to Seller a legal opinion of Nixon Peabody LLP, outside counsel to Purchasers, in form and substance reasonably satisfactory to Seller.

(e) Each Purchaser shall have delivered to Seller an officer’s certificate of an authorized officer of such Purchaser (i) certifying that each of the conditions set forth in Section 2.6 have been fulfilled to the satisfaction of such Purchaser or have been waived by such Purchaser, (ii) certifying that each of the representations and warranties set forth in Section 3.2 are true and correct in all material respects as of the Initial Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); and (iii) attaching true, accurate and complete copies of the Organizational Documents of such Purchaser and resolutions of such Purchaser authorizing the execution of the Transaction Documents to which it is a party.

(f) Each Purchaser shall have delivered to Seller certificates of incumbency from the secretary or assistant secretary of such Purchaser as to the officers of such Purchaser who sign the Transaction Documents on behalf of such Purchaser.

(g) The Company LLC Agreement shall have been duly executed by each Purchaser and delivered to Seller.

(h) Each Purchaser shall have delivered to Seller a good standing certificate and certificates of good standing as to foreign corporations/limited liability companies.

2.8 Conditions Precedent to the Obligations of Purchasers in Connection with Galena 3 Closing.

The obligations of Purchasers to consummate the Galena 3 Closing will be subject to the satisfaction or waiver by Purchasers of each of the conditions set forth below:

(a) Each of the representations and warranties of Seller in Section 3.1(b) of this Agreement shall be true and correct in all material respects as of the Galena 3 Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(b) All consents, approvals and filings required to be obtained or made by Seller to execute, deliver and perform the Transaction Documents required to be executed and delivered on the Galena 3 Closing Date to which it is a party shall have been obtained or made and shall be in full force and effect as of the Galena 3 Effective Time.

(c) Seller shall have delivered to Purchasers a legal opinion of Chadbourne & Parke LLP, outside counsel to Seller and ORNI 14, in form and substance reasonably satisfactory to Purchasers.

(d) There shall not be any injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by the Transaction Documents, and no action, complaint, investigation, suit or other proceeding shall be threatened or instituted by any private party or Governmental Authority and remain pending, at what would otherwise be the Initial closing Date, which (a) restrains or prohibits or otherwise challenges the performance of the obligations of the Parties, or (b) seeks material damages or penalties in relation to such obligations or transactions.

(e) Purchasers shall have received copies of all Material Contracts to which ORNI 14 is party.

(f) Purchasers shall have received a copy of a title policy with respect to the Galena 3 Project with a policy limit of $56,000,000, with endorsements substantially similar to those provided in the Steamboat Hills Title Policy, each of which shall be in form and substance reasonably satisfactory to Purchasers, and no other changes.

(g) Seller shall have delivered to Purchasers an officer’s certificate of an authorized officer of Seller (i) certifying that each of the conditions set forth in Section 2.9 have been fulfilled to the satisfaction of Seller or have been waived by Seller, (ii) certifying that each of the representations and warranties set forth in Section 3.1 are true and correct in all material respects as of the Galena 3 Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); and (iii) attaching true, accurate and complete copies of the Organizational Documents of ORNI 14 and resolutions of each of Seller and ORNI 14 authorizing the execution of the Transaction Documents to which it is a party.

(h) Seller shall have delivered to Purchasers a certificate of incumbency from the secretary or assistant secretary of ORNI 14 as to the officers of ORNI 14 who sign the Transaction Documents on behalf of ORNI 14.

(i) Seller shall have delivered an affidavit of non-foreign status that complies with Section 1445 of the Code, duly executed by Seller.

(j) Seller shall have delivered to Purchasers good standing certificates and certificates of good standing as to foreign corporations/limited liability companies, for each of Seller, the Company and ORNI 14.

(k) Seller shall have delivered a certificate from the Independent Engineer confirming that the Galena 3 Project has reached substantial completion.

2.9 Conditions Precedent to the Obligations of Seller in Connection with Galena 3 Closing.

The obligations of Seller to consummate the Galena 3 Closing will be subject to the satisfaction or waiver by Seller of each of the conditions set forth below:

(a) Each Purchaser shall have severally paid to Seller the payment amount constituting its portion of the Galena 3 Closing Payment in the manner set forth in Section 2.2(a).

(b) Each of the representations and warranties of Purchasers in Section 3.2 of this Agreement shall be true and correct in all material respects as of the Galena 3 Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(c) All consents, approvals and filings required to be obtained or made by each Purchaser to execute, deliver and perform the Transaction Documents required to be executed and delivered on the Galena 3 Closing Date to which such entity is a party shall have been obtained or made and shall be in full force and effect as of the Galena 3 Effective Time.

(d) Purchasers shall have delivered to Seller a legal opinion of Nixon Peabody LLP, outside counsel to Purchasers, in form and substance reasonably satisfactory to Purchasers.

(e) Each Purchaser shall have delivered to Seller an officer’s certificate of an authorized officer of such Purchaser (i) certifying that each of the conditions set forth in Section 2.8 have been fulfilled to the satisfaction of such Purchaser or have been waived by such Purchaser, (ii) certifying that each of the representations and warranties set forth in Section 3.2 are true and correct in all material respects as of the Galena 3 Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all other respects); and (iii) attaching true, accurate and complete copies of the Organizational Documents of such Purchaser and resolutions of such Purchaser authorizing the execution of the Transaction Documents to which it is a party.

(f) Each Purchaser shall have delivered to Seller certificates of incumbency from the secretary or assistant secretary of such Purchaser as to the officers of Purchaser who sign the Transaction Documents on behalf of Purchaser.

(g) Each Purchaser shall have delivered to Seller a good standing certificate and certificates of good standing as to foreign corporations/limited liability companies.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchasers as set forth below:

(a) As of the Initial Closing Date:

(i) Organization, Good Standing, Etc. of Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect.

(ii) Organization, Good Standing, Etc. of the Company and Project Companies. Each of the Company and the Project Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of the Company and the Project Companies has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Project Companies is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect.

(iii) Authority. Each of Seller, the Company, and the Project Companies has the necessary power and authority to enter into the Transaction Documents to which it is party, to perform its obligations thereunder and to consummate the transactions contemplated therein. All corporate or limited liability company actions or proceedings to be taken by or on the part of Seller, the Company, and the Project Companies to authorize and permit the due execution and valid delivery by Seller, the Company, and the Project Companies of the Transaction Documents to which it is a party required to be duly executed and validly delivered by it pursuant thereto, the performance by Seller, the Company, and the Project Companies of its obligations thereunder, and the consummation by Seller, the Company, and the Project Companies of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by Seller, the Company, and the Project Companies, as applicable, and constitute the legal, valid, and binding obligation of Seller, the Company, and the Project Companies, as applicable, enforceable in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv) No Conflicts. The execution and delivery of the Transaction Documents to which each of Seller, the Company or any Project Company is a party and the performance by each of Seller, the Company and any Project Company of its respective obligations thereunder will not, (i) violate any Applicable Law to which Seller, the Company or any of the Project Companies or any of their respective properties are subject, (ii) conflict with or cause a breach of any provision in the Organizational Documents of Seller, the Company or any Project Company or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Seller, the Company or any Project Company is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (iii)) for any that would not reasonably be expected to have a Material Adverse Effect.

(v) Absence of Litigation. Except as set forth on Schedule 3.1(a)(v), no action, suit, claim, demand or other proceeding is pending against any of the

Seller, the Company or any Project Company or, to the Knowledge of Seller, neither the Seller, the Company nor any Project Company is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, other than any such instance that would not reasonably be expected to have a Material Adverse Effect.

(vi) Ownership. Seller owns of record and beneficially 100% of the membership interests of the Company, immediately prior to the Initial Closing Date, and the Company owns of record and beneficially 100% of the membership interests in each of the Project Companies. There are no outstanding options, warrants, calls, puts, rights of first refusal, convertible securities or other contracts of any nature obligating Seller to issue, deliver or sell membership interests or other securities in the Company, except as provided herein, or obligating the Company to issue, deliver or sell membership interests or other securities in any of the Project Companies.

(vii) Sufficiency of Assets. Except as set forth on Schedule 3.1(a)(vii), the assets, whether real, personal, tangible or intangible and whether leased, owned or licensed, comprising the Projects constitute all of the assets required for or used in the operation of the Projects as presently operated or proposed to be operated and no other assets are required or necessary in the operation of the Projects in the ordinary course of business; provided, however, that nothing contained herein shall constitute any representation or warranty regarding the sufficiency or adequacy of the geothermal resources available to the Projects.

(viii) Valid Interests. The Class B Membership Interests will constitute a membership interest in the Company, and are being sold free and clear of any Liens except for obligations imposed on members of the Company under the Company LLC Agreement and any other Permitted Lien.

(ix) Tax Matters.

a. Each of the Company and each Project Company has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed (after giving effect to any extensions that have been requested by, and granted to such party by the applicable Governmental Authority) and has paid, or has caused to be paid on its behalf, all Taxes shown as due on such returns. To Seller’s Knowledge, all such Tax Returns are complete and accurate in all material respects; provided, however, that no representation is being made about the income tax characteristics of the Projects (including the depreciation allowances for the Projects and whether the output qualifies for Tax Credits).

b. There are no claims pending for any additional Tax assessed by any Governmental Authority against the Company or the Project Companies and no deficiency for any Taxes of the Company or any Project Company has been assessed and remains outstanding nor, to the Knowledge of the Seller, are proposed. There are no Tax Returns filed by or with respect to the Company or any Project Company that are currently being audited by any Governmental Authority or have been so audited, nor, to the Seller’s Knowledge, is any such audit pending or threatened (formally or informally, orally or in writing). Neither the Company nor any Project Company has waived any statute of limitations or agreed to any extension of time with respect to (x) the filing of any Tax Return or (y) any Tax assessment or deficiency which has not been resolved. There are no proceedings now pending or to the Seller’s Knowledge threatened against the Company or any Project Company with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax. No claim has been made by a Governmental Authority in a jurisdiction where the Company or any Project Company does not file Tax Returns that the Company or any Project Company is subject to taxation by that jurisdiction.

(x) Financial Statements. Included in Schedule 3.1(a)(x) are (i) the consolidated audited financial statements of the Seller as of December 31, 2006, (ii) the consolidated unaudited financial statements of the Seller as of March 31, 2007 (the “Seller Interim Financials”), and (iii) the unaudited pro-forma consolidated financial statements of the Company as of March 31, 2007 (the “Company Interim Financials” and together with the Seller Interim Financials, the “Interim Financials”).

(xi) Absence of Material Change. Since the date of the Interim Financials, the Company has not incurred any liabilities that could reasonably be expected to have a Material Adverse Effect. The Company has (i) managed and operated (or caused to be operated) the Project Companies and the Projects in the ordinary course of business, (ii) not suffered any damage, destruction or loss in excess of $1 million to any of the Project Companies or Projects whether or not covered by insurance, (iii) not made any material changes in its accounting systems, policies, principles or practices, or (iv) not waived, released or cancelled any material claims against any third parties or debts owing to it.

(xii) Compliance with Applicable Law. Except as set forth on Schedule 3.1(a)(xii) and other than (i) non-compliance that would reasonably be expected not to have a Material Adverse Effect, and (ii) Environmental Laws (which are addressed in Section 3.1(a)(xiii)) and (iii) Taxes (which are addressed in Section 3.1(a)(ix)), the Company and the Project Companies are in compliance with Applicable Law, and neither the Company nor any of the Project Companies has received written notice from a Governmental Authority of an actual or potential violation of any Applicable Law.

(xiii) Environmental Matters. Except as listed on Schedule 3.1(a)(xiii), to Seller’s Knowledge (i) each Project Company is in compliance with all Environmental Laws, other than any failures to comply that would reasonably be expected not to have a Material Adverse Effect, (ii) there are no locations or premises used by a Project Company where, during the period that such Project

Company or an Affiliate of Seller has owned the relevant Project, Hazardous Substances have been allowed into the soil or groundwater in violation of Environmental Laws during the period that each Project Company or Affiliate of Seller has owned the relevant Project and (iii) none of the Seller, the Company or the Project Companies has received written notice from any Governmental Authority of an actual or potential violation of any Environmental Laws.

(xiv) Permits. All permits, approvals and certificates held by each Project Company are shown in Schedule 3.1(a)(xiv). Insofar as the Seller has Knowledge, each Project Company has, or will have when required, in full force and effect all permits, approvals and certificates necessary to operate its Project, other than permits, approvals and certificates whose absence would not have a Material Adverse Effect. The Projects have been constructed in material compliance with all permits, approvals and certificates and are operating in material compliance with all permits, approvals and certificates. None of the Project Companies has received written notice from any Governmental Authority of an actual or potential violation of any permit, approval or certificate.

(xv) Insurance. Schedule 3.1(a)(xv) lists all insurance maintained for each Project by or on behalf of the Company or the respective Project Company, indicating the types of coverage, name of insurance carrier or underwriter, policy limits and expiration date of each policy. The insurance policies collectively provide full and adequate coverage for all normal risks incident to the properties, assets, management and operations of each Project and the Project Companies. None of the Project Companies has had any insurance cancelled or refused by any carrier. All of the insurance policies are in full force and effect, and none of the Project Companies is in default with respect to any obligations it may have under any of the insurance policies in any material respects and premiums with respect to such insurance policies have been paid.

(xvi) Real Property. The Company does not own or lease any real property. All real property owned or leased by each Project Company or to which such Project Company has rights under easements or rights of way, and the title insurance maintained by such Project Company with respect to all such property, is described on Schedule 3.1(a)(xvi). The real property owned or leased, or in which rights are held, by each Project Company, described on Schedule 3.1(a)(xvi) (including, in the case of ORNI 3 and the Desert Peak 2 Project, such rights under the instruments listed under the caption “Post Closing Deliverables,” and such rights under the instruments listed under the caption “Extensions Required” on such Schedule 3.1(a)(xvi)), have been sufficient to enable each Project Company to conduct its operations as a geothermal power project prior to the Initial Closing Date, including providing adequate ingress and egress and transmission capabilities from each Project and adequate sewer, water, gas and electricity for each Project. None of the Seller, the Company or the Project Companies has been informed in writing by the owner of any such real property that a Project Company is in breach of its obligations with respect to such property. All premiums with respect to the title insurance shown on

Schedule 3.1(a)(xv) have been paid and, insofar as Seller has Knowledge, there are no circumstances that have rendered such title insurance unenforceable.

(xvii) Personal Property. The Company owns no personal property other than the membership interests in the Project Companies. Schedule 3.1(a)(xvii) lists all items of personal property having a replacement cost of at least $500,000 owned by each of the Project Companies. Except as shown on Schedule 3.1(a)(x), each Project Company has good and marketable title to its personal property as listed thereon. Each Project Company owns, leases or has contractual rights to use all the equipment and facilities necessary for the operations of its respective Projects as of the date hereof. To Seller’s Knowledge, the tangible assets included in the Projects are in good condition, free and clear from all defects (patent or latent), taking into account their use and age, subject to normal wear and tear, and subject to continued maintenance, repair and replacement in the ordinary course of business.

(xviii) Liens. Except as listed on Schedule 3.1(a)(xviii), all assets owned by the Company and by each of the Project Companies are free and clear of all Liens, other than Permitted Liens or those Liens that would not reasonably be expected to have a Material Adverse Effect.

(xix) Material Contracts. Schedule 3.1(a)(xix) lists all Material Contracts to which the Company and each Project Company is a party. To the Knowledge of Seller, each Material Contract is binding on the Company or the relevant Project Company, as applicable, and on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights and general equitable principles. Neither the Company nor any Project Company or, to the Knowledge of the Seller, any other party to a Material Contract is in default under any Material Contract and, to the Knowledge of the Seller, no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Material Contract, except where any such default would not reasonably be expected to have a Material Adverse Effect. No party to any of the Material Contracts has exercised any right of termination with respect thereto. The versions of the Material Contracts provided by Seller to Purchasers are true, correct and complete and have not been amended or modified except as disclosed in writing to the Purchasers.

(xx) Employee Matters. Neither the Company nor any Project Company has any employees. Neither the Company nor any Project Company has maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA.

(xxi) Affiliate Transactions. Except as listed on Schedule 3.1(a)(xxi) and except for the Transaction Documents, there are no existing contracts between the Company or any Project Company, on the one hand, and the Seller or any other

Affiliate of the Seller, on the other hand. Neither the Company nor any of the Project Companies has any outstanding debt to an Affiliate thereof

(xxii) Completion. Schedule 3.1(a)(xxii) shows the date that each Project achieved substantial completion and the date the Project was synchronized with the utility grid. Except as disclosed to the Purchasers in connection with the Desert Peak 2 Project, each Project Company obtained title to its Project by the date such Project was synchronized with the utility grid and each Project Company has been selling power on a commercial basis to a third party since the date the Project was synchronized with the utility grid.

(xxiii) Tax Character. Each of the Project Companies and the Company is a “disregarded entity” for federal income tax purposes and, apart from the Project Company for the Steamboat Hills Project, each has been such an entity since its formation. The Company will become a partnership for such tax purposes after the Initial Closing. No elections have been filed with the IRS to treat the Company or any of the Project Companies as an association.

(xxiv) Qualifying Facility. Each Project is a Qualifying Facility within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”), and the rules and regulations promulgated thereunder. Upon becoming the owner of any Project, the Seller filed a notice of self-certification as a Qualifying Facility with FERC. Since Seller became the owner of the Projects, each Project has satisfied the requirements to be a Qualifying Facility. The Projects are not currently subject to any pending inquiry, investigation, or challenge relating to its status as a Qualifying Facility.

(xxv) Subsidies. Neither the Seller, the Company or any Project Company is the beneficiary of any government grants, tax exempt bonds (or similar tax exempt financing), subsidized energy financing or any other federal income tax credit, in each case, within the meaning of section 45(b)(3) of the Code.

(xxvi) Public Utility Holding Company. Neither the Seller, the Company nor any Project Company is subject to regulation as a “holding company” or a “public utility company” within the meaning of the Public Utility Holding Company Act of 2005 as amended (“PUHCA”).

(xxvii) Investment Company Act. The Company is not an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(xxviii) Background Materials.  Seller collected and, with respect to the documents prepared by Seller, prepared the written materials contained in the virtual and physical data rooms and Seller’s written responses to due diligence inquiries, as set forth in Schedule 3.1(a)(xxviii) (collectively, the “Background Materials”) in good faith.  The Background Materials were provided to the Purchasers by the Seller in good faith.  Without limiting the effectiveness of any qualification contained in any other representation or warranty in this Section 3.1(a), to Seller’s Knowledge, Seller has provided all documents in Seller’s possession containing material information (exclusive of documents that contain information duplicative of information contained or incorporated in any other Background Materials) relating to the Company, the Projects and the Project Companies and the Background Materials do not contain any untrue statement of a material fact concerning the Company or the Projects or the Project Companies and the transactions contemplated by this Agreement. Seller has not intentionally omitted any material fact or document from the Background Materials with the purpose of causing the Background Materials, when taken in their entirety, to be misleading.

(b) As of the Galena 3 Closing Date:

(i) Organization, Good Standing, Etc. of Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect.

(ii) Organization, Good Standing, Etc. of ORNI 14. ORNI 14 is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. ORNI 14 has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ORNI 14 is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect.

(iii) Authority. Each of Seller and ORNI 14 has the necessary power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated therein. All corporate or limited liability company actions or proceedings to be taken by or on the part of Seller and ORNI 14 to authorize and permit the due execution and valid delivery by Seller and ORNI 14 of the Transaction Documents to which it is a party required to be duly executed and validly delivered by it pursuant thereto, the performance by Seller and ORNI 14 of its obligations thereunder, and the consummation by Seller and ORNI 14 of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by Seller and ORNI 14, as applicable, and constitute the legal, valid, and binding obligation of

Seller and ORNI 14, as applicable, enforceable in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv) No Conflicts. The execution and delivery of the Transaction Documents to which each of Seller and ORNI 14 is a party and the performance by each of Seller and ORNI 14 of its respective obligations thereunder will not, (i) violate any Applicable Law to which Seller or ORNI 14 or any of their respective properties are subject, (ii) conflict with or cause a breach of any provision in the Organizational Documents of Seller or ORNI 14 or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Seller or ORNI 14 is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (iii)) for any that would not reasonably be expected to have a Material Adverse Effect.

(v) Absence of Litigation. Except as set forth on Schedule 3.1(b)(v), no action, suit, claim, demand or other proceeding is pending against the Seller or ORNI 14 or, to the Knowledge of Seller, neither the Seller nor ORNI 14 is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, other than any such instance that would not reasonably be expected to have a Material Adverse Effect.

(vi) Sufficiency of Assets. The assets, whether real, personal, tangible or intangible and whether leased, owned or licensed, comprising the Galena 3 Project constitute all of the assets required for or used in the operation of Galena 3 Project as presently operated or proposed to be operated and no other assets are required or necessary in the operation of the Galena 3 Project in the ordinary course of business; provided, however, that nothing contained herein shall constitute any representation or warranty regarding the sufficiency or adequacy of the geothermal resources available to the Galena 3 Project.

(vii) Tax Matters.

a. ORNI 14 has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed (after giving effect to any extensions that have been requested by, and granted to ORNI 14 by the applicable Governmental Authority) and has paid, or has caused to be paid on its behalf, all Taxes shown as due on such returns. To Seller’s Knowledge, all such Tax Returns are complete and accurate in all material respects; provided, however, that no representation is being made about the income tax characteristics of the

Galena 3 Project (including the depreciation allowances for the Galena 3 Project and whether the output qualifies for Tax Credits).

b. There are no claims pending for any additional Tax assessed by any Governmental Authority against ORNI 14 and no deficiency for any Taxes of ORNI 14 has been assessed and remains outstanding nor, to the Knowledge of the Seller is proposed. There are no Tax Returns filed, by or with respect to ORNI 14 that are currently being audited by any Governmental Authority or have been so audited, nor, to the Seller’s Knowledge, is any such audit pending or threatened (formally or informally, orally or in writing). ORNI 14 has not waived any statute of limitations or agreed to any extension of time with respect to (x) the filing of any Tax Return or (y) any Tax assessment or deficiency which has not been resolved. There are no proceedings now pending or to the Seller’s Knowledge threatened against ORNI 14 with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax. No claim has been made by a Governmental Authority in a jurisdiction where ORNI 14 does not file Tax Returns that ORNI 14 is subject to taxation by that jurisdiction.

(viii) Financial Information. Included in Schedule 3.1(b)(viii) are the capital expenditures incurred in connection with the construction of the Galena 3 Project, incurred as of the date of the Galena 3 Closing.

(ix) Compliance with Applicable Law. Except as set forth on Schedule 3.1(b)(ix) and other than (i) non-compliance that would reasonably be expected not to have a Material Adverse Effect, and (ii) Environmental Laws (which are addressed in Section 3.1(b)(x)) and (iii) Taxes (which are addressed in Section 3.1(b)(vii)), ORNI 14 is in compliance with Applicable Law, and ORNI 14 has not received written notice from a Governmental Authority of an actual or potential violation of any Applicable Law.

(x) Environmental Matters. Except as listed on Schedule 3.1(b)(x), to Seller’s Knowledge (i) ORNI 14 is in compliance with all Environmental Laws, other than any failures to comply that would reasonably be expected not to have a Material Adverse Effect, (ii) there are no locations or premises used by ORNI 14 where, during the period that ORNI 14 or an Affiliate of Seller has owned the Galena 3 Project, Hazardous Substances have been allowed into the soil or groundwater in violation of Environmental Laws during the period ORNI 14 or an Affiliate of the Seller has owned the Galena 3 Project and (iii) neither the Seller nor ORNI 14 has received written notice from any Governmental Authority of an actual or potential violation of any Environmental Laws.

(xi) Permits. All permits, approvals and certificates held by ORNI 14 are shown in Schedule 3.1(b)(xi). Insofar as the Seller has Knowledge, ORNI 14 has, or will have when required, in full force and effect all permits, approvals and certificates necessary to operate the Galena 3 Project, other than permits, approvals and certificates whose absence would not have a Material Adverse

Effect. The Galena 3 Project has been constructed in material compliance with all permits, approvals and certificates and are operating in material compliance with all permits, approvals and certificates. ORNI 14 has not received written notice from any Governmental Authority of an actual or potential violation of any permit, approval or certificate.

(xii) Insurance. Schedule 3.1(b)(xii) lists all insurance policies for the Galena 3 Project, indicating the types of coverage, name of insurance carrier or underwriter, policy limits and expiration date of each policy. The insurance policies collectively provide full and adequate coverage for all normal risks incident to the properties, assets, management and operations of the Galena 3 Project and ORNI 14. ORNI 14 has not had any insurance cancelled or refused by any carrier. All of the insurance policies are in full force and effect, and ORNI 14 is not in default with respect to any obligations it may have under any of the insurance policies in any material respects and premiums with respect to such insurance policies have been paid.

(xiii) Real Property. All real property owned or leased by ORNI 14 or to which ORNI 14 has rights under easements or rights-of-way, and the title insurance maintained by ORNI 14 with respect to all such property, is described on Schedule 3.1(b)(xiii). The real property owned or leased, or in which rights are held, by ORNI 14 has been sufficient to enable ORNI 14 to conduct its operations as a geothermal power project prior to the Galena 3 Closing Date including providing adequate ingress and egress and transmission capabilities from the Galena 3 Project and adequate sewer, water, gas and electricity for the Galena 3 Project. Neither ORNI 14 nor Seller has been informed in writing by the owner of any such real property that ORNI 14 is in breach of its obligations with respect to such property. All premiums with respect to the title insurance for ORNI 14 shown on Schedule 3.1(b)(xiii) have been paid and, insofar as Seller has Knowledge, there are no circumstances that have rendered such title insurance unenforceable.

(xiv) Personal Property. Schedule 3.1(b)(xiv) lists all items of personal property having a replacement cost of at least $500,000 owned by ORNI 14. Except as shown on Schedule 3.1(b)(xiv), ORNI 14 has good and marketable title to its personal property as listed thereon. ORNI 14 owns, leases or has contractual rights to use all the equipment and facilities necessary for the operations of the Galena 3 Project as of the date hereof. To Seller’s Knowledge, the tangible assets included in the Galena 3 Project are in good condition, free and clear from all defects (patent or latent), taking into account their use and age, subject to normal wear and tear, and subject to continued maintenance, repair and replacement in the ordinary course of business.

(xv) Liens. Except as listed on Schedule 3.1(b)(xv), all assets owned by ORNI 14 are free and clear of all Liens, other than Permitted Liens or those Liens that would not reasonably be expected to have a Material Adverse Effect.

(xvi) Material Contracts. Schedule 3.1(b)(xvi) lists all Material Contracts to which ORNI 14 is a party. Each such Material Contract is binding on ORNI 14, and on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors' rights and general equitable principles. Neither ORNI 14 nor, to the Knowledge of the Seller, any other party to any Material Contracts to which ORNI 14 is a party is in default under any such Material Contracts and, to the Knowledge of the Seller, no event has occurred which, with lapse of time or action by a third party, would result in such a default by ORNI 14 under any such Material Contracts, except where any such default would not reasonably be expected to have a Material Adverse Effect. No party to any of the Material Contracts to which ORNI 14 is party has exercised any right of termination with respect thereto. The versions of the Material Contracts to which ORNI 14 is a party provided by Seller to Purchasers are true, correct and complete and have not been amended or modified except as disclosed in writing to the Purchasers.

(xvii) Employee Matters. ORNI 14 does not have any employees. ORNI 14 has not maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA.

(xviii) Affiliate Transactions. Except as listed on Schedule 3.1(b)(xviii) and except for the Transaction Documents executed and delivered on the Galena 3 Closing Date, there are no existing contracts between ORNI 14, on the one hand, and the Seller or any other Affiliate of the Seller, on the other hand. ORNI 14 does not have any outstanding debt to an Affiliate thereof.

(xix) Completion. Schedule 3.1(b)(xix) shows the date that the Galena 3 Project achieved substantial completion and the date the Galena 3 Project was synchronized with the utility grid. ORNI 14 obtained title to the Galena 3 Project by the date the Galena 3 Project was synchronized with the utility grid and ORNI 14 has been selling power on a commercial basis to a third party since the date the Galena 3 Project was synchronized with the utility grid.

(xx) Tax Character. ORNI 14 is a “disregarded entity” for federal income tax purposes and has been such an entity since its formation. No elections have been filed with the IRS to treat ORNI 14 as an association.

(xxi) Qualifying Facility. The Galena 3 Project is a Qualifying Facility within the meaning of the PURPA. Upon becoming the owner of the Galena 3 Project, the Seller filed a self-certification as a Qualifying Facility with FERC. Since Seller became the owner of the Galena 3 Project, such Project has satisfied the requirements to be a Qualifying Facility. The Galena 3 Project is not currently subject to any pending inquiry, investigation, or challenge relating to its status as a Qualifying Facility.

(xxii) Subsidies. Neither the Seller nor ORNI 14 is the beneficiary of any government grants, tax exempt bonds (or similar tax exempt financing),

subsidized energy financing or any other federal income tax credit, in each case, within the meaning of section 45(b)(3) of the Code.

(xxiii) Public Utility Holding Company. Neither the Seller nor ORNI 14 is subject to regulation as a “holding company” or a “public utility company” within the meaning of PUHCA.

(xxiv) Background Materials. Seller collected and prepared the Background Materials set forth in Schedule 3.1(b)(xxiv) in good faith. The Background Materials were provided to the Purchasers by the Seller in good faith. Without limiting the effectiveness of any qualification contained in any other representation or warranty in this Section 3.1(b), to Seller’s Knowledge, Seller has provided all documents in Seller’s possession containing material information (exclusive of documents that contain information duplicative of information contained or incorporated in any other Background Materials) relating to the Galena 3 Project and ORNI 14 and the Background Materials do not contain any untrue statement of a material fact concerning the Galena 3 Project or ORNI 14 and the transactions contemplated by this Agreement. Seller has not intentionally omitted any material fact or document from the Background Materials with the purpose of causing the Background Materials, when taken in their entirety, to be misleading.

3.2 Representations and Warranties of Purchasers. Each of the Purchasers severally and not jointly represents and warrants to Seller as follows:

(a) Organization, Good Standing, Etc. Purchaser is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has the corporate, limited liability or other entity organizational power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof.

(b) Authority. Purchaser has the corporate, limited liability or other power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. All actions or proceedings required to be taken by or on the part of the Purchaser to authorize and permit the due execution and valid delivery by Purchaser of this Agreement and the instruments required to be duly executed and validly delivered by Purchaser pursuant hereto and thereto, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement has been duly executed and validly delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in all material respects against Purchaser in accordance with its terms and conditions except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors' rights and general equitable principles.

(c) No Conflicts. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party do not, and the performance by Purchaser of Purchaser obligations hereunder and thereunder will not, (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision of its Organizational Documents or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Purchaser is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (iii)) for any that would not reasonably be expected to have a Material Adverse Effect.

(d) Absence of Litigation. Purchaser is not subject to any pending or outstanding injunction, judgment, order, decree, ruling or charge, nor is Purchaser threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that could affect its ability to complete the transactions contemplated in the Transaction Documents to which it is a party or that could have a Material Adverse Effect on the operation of the Company or any of the Project Companies.

(e) Accredited Investor; Information; Investment Intent. Purchaser is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933. Purchaser has had a reasonable opportunity to ask questions of and receive answers from Seller concerning Seller, the Class B Membership Interests, the Company and the Project Companies, and all such questions have been answered to the full satisfaction of Purchaser. Purchaser understands that the Class B Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Class B Membership Interests must be held indefinitely unless the sale thereof is registered under the Securities Act or an exemption from registration is available thereunder, and that Seller is under no obligation to register the Class B Membership Interests. Purchaser shall not sell, hypothecate or otherwise transfer the Class B Membership Interests without registering or qualifying them under the Securities Act and applicable state securities laws unless the transfer is exempted from registration or qualification under such laws. Purchaser is purchasing the Class B Membership Interests for its own account and not for the account of any other Person and not with a view to distribution to others.

(f) Information and Investment Intent. Purchaser recognizes that investment in the Class B Membership Interests involves substantial risks. Purchaser acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results developed by Seller and Seller’s advisers and, therefore, represent an estimate of future results based on assumptions about certain events (many of which are beyond the control of Seller, the Company and the Project Companies). Purchaser understands that no assurances or representations can be given that the actual results of the operations of the Company and the Project Companies will conform to the projected results for any period. Purchaser has relied solely on its own legal, tax and financial advisers for its evaluation of an investment in the Class B Membership Interests and not on the advice of the Seller or the Company or any of their respective legal, tax or financial advisers.

(g) Security Interest. Purchaser has not pledged or otherwise encumbered any right, title or interest in or to the Class B Membership Interests.

(h) Public Utility Holding Company. Purchaser is not a “holding company” within the meaning of PUHCA.

3.3 No Other Seller Representations. Except with respect to the representations and warranties of Seller in Section 3.1, the Company LLC Agreement and the Management Services Agreement, none of Seller, the Company or any of the Project Companies has made any representation or warranty, either express or implied, hereunder or in any of the other Transaction Documents, nor has the Purchaser relied on any representation or warranty not expressly made herein. Without limiting the foregoing, Purchaser acknowledges that none of Seller, the Company or any of the Project Companies has made any representation or warranty, nor has Purchaser relied on any representation or warranty, with respect to Purchaser’s, the Company’s or any of the Project Companies’ eligibility to claim Tax Credits except with respect to the representations and warranties of Seller in Section 3.1. The Purchaser represents, warrants and agrees that it will not bring any claim against the Seller, the Company or any of the Project Companies relating to the Purchaser’s, the Company’s or any of the Project Companies’ eligibility to claim Tax Credits. The Purchaser specifically acknowledges that, except as stated in Sections 3.1(a)(xxviii) and 3.1(b)(xxiv), no representation or warranty has been made and that the Purchaser has not relied on any representation or warranty about the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Projects or any assets of the Project Companies, the future financial condition of the Project Companies, or any other information or documents made available to the Purchaser or its counsel, accountants or other advisors.

ARTICLE 4

CERTAIN OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Geothermal Matters. The Seller and each Purchaser expressly acknowledges and consents as follows: (i) the Seller shall not develop, construct, and own and operate, and shall ensure that none of its Affiliates develop, construct, own or operate, a new geothermal power plant utilizing the same geothermal resource (to the extent such resource is controlled by the Seller or any Affiliate) that is utilized by the Desert Peak 2 Project, other than as part of an expansion or enhancement to the Desert Peak 2 Project that will be owned by the Sellers and the Purchasers under the Transaction Documents, and (ii) (x) the Projects owned by Steamboat Hills and the Galena 3 Project that is under development and construction, and that will be owned and operated by ORNI 14 currently utilize, and will continue to utilize, geothermal resources (to the extent such resource is controlled by the Seller or any Affiliate) that form part of a single “Known Geothermal Resource Area,” and (y) the Seller shall not develop, construct, and own and operate, and shall ensure that none of its Affiliates develop, construct, own or operate, a new geothermal power plant utilizing geothermal resources that form part of such same Known Geothermal Resource Area (to the extent such resource is controlled by the Seller or any Affiliate) unless it shall first deliver to the Purchasers a certificate from GeothermEx, Inc. (or other geothermal consultant acceptable to the Purchasers), to the effect that the sustainable operation of the existing Projects owned by the Project Companies will not be affected by such development, construction and operation of the planned new geothermal power project.

4.2 Confidentiality. The Confidentiality Agreement between Seller and the Morgan Stanley Purchaser Entity dated March 20, 2007 and the Confidentiality Agreement between the

Seller and the Lehman Brothers Inc. Purchaser Entity dated March 19, 2007 (the “Confidentiality Agreements”) shall terminate at the Effective Time and, thereafter, the provisions of Section 11.12 of the Company LLC Agreement shall apply with respect to the confidentiality obligations of the Parties.

4.3 Access to Information. From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller, on not less than five days prior notice by any Purchaser to Seller, will and will cause the Company to (i) give such Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, employees and personnel, books and records of the Company and the Project Companies, (ii) furnish to such Purchaser, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (iii) instruct the Company’s employees, auditors, counsel and financial advisors to cooperate with such Purchaser in its investigation of the business of the Company and the Project Companies. The foregoing information shall be held in confidence by such Purchaser, its counsel, financial advisors, auditors and other authorized representatives in accordance with the provisions of the Confidentiality Agreement or Section 11.12 of the Company LLC Agreement as provided in Section 4.2 hereof.

4.4 Regulatory Matters. Promptly after the Effective Time, Seller shall file with FERC a notice of self re-certification as a Qualifying Facility.

4.5 Post Closing Deliverables.

(a) Seller represents, warrants and agrees with the Purchasers that it will use commercially reaonable efforts to obtain at the expense of Seller each and all of the Post Closing Deliverables on or prior to the Date Certain; provided, however, that in lieu of obtaining all or any individual Post Closing Deliverable item, Seller may elect instead, at the expense of Seller subject to the consent of the Purchasers, which consent shall not be unreasonably withheld or delayed, to merge WSGC and ORNI 3 into a single entity with the result that the surviving merged entity shall have all of the combined rights and assets of both WSGC and ORNI 3, including, without limitation, all of the rights, title and interest in and to all of the Post Closing Deliverables. Such consent will not be deemed unreasonably withheld or delayed if the Purchasers' due diligence investigation of WSGC is not satisfactory to the Purchasers in their sole discretion and Seller does not assume and agree to indemnify the Purchasers for all liabilities of WSGC which are not directly related to the Projects.

(b) Extension of Specified Leases or Easement. Seller represents, warrants and agrees with the Purchasers that it will use commercially reasonable efforts to obtain an extension of the term of each of the Specified Leases or Easements on or prior to their respective current expiration or termination date.

(c) No Further Obligation. Upon obtaining all of the Post Closing Deliverables or consummation of the merger between WSGC and ORNI 3 or combination thereof as contemplated in Subsection (a) above, Seller shall have no further liability or obligation under such Subsection (a) or otherwise on account of any Post Closing Deliverable or as a result of the merger between WSGC and ORNI 3 (other than, and only to the extent that, the Seller expressly agrees in writing to assume any liabilities of WSGC prior to such merger), whether toward the Purchasers or any of their Affiliates, the Company, ORNI 3, WSGC or any other party. Upon obtaining an extension of each Specified Lease or Easement, Seller shall have no further liability or obligation under Subsection (b) or otherwise on account of any such obtained Specified Lease or Easement, whether toward the Purchasers or any of their Affiliates, the Company, ORNI 3, WSGC or any other party.

ARTICLE 5

[RESERVED]

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification. (a) Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs; provided, however, that, except with respect to Purchaser Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Purchaser Indemnified Parties under any Transaction Document, in no event shall Seller’s aggregate obligation to indemnify the Purchaser Indemnified Parties hereunder exceed 50% of the Purchase Price (or portion thereof) that it has received as of the date such indemnification obligation arises, less any amounts paid as damages by Seller under the Company LLC Agreement.

(b) Purchasers agree to severally indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs; provided, however, that, except with respect to Seller Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Seller Indemnified Parties under any Transaction Document, in no event shall each Purchaser’s aggregate obligation to indemnify the Seller Indemnified Parties hereunder exceed 50% of the sum of the Purchase Price (or portion thereof) paid by such Purchaser as of the date such indemnification obligation arises, less any amounts paid as damages by such Purchaser under the Company LLC Agreement.

(c) No claim for indemnification may be made with respect to any breach (other than failure to pay an amount due) unless and until the aggregate amount of claims for which indemnification is (or previously has been) sought exceeds $500,000; provided that, once such threshold amount of claims has been reached, the relevant Indemnified Party shall have the right to be indemnified for all such claims, including amounts that were not previously paid because such threshold amount had not been reached.

6.2 Direct Claims. In any case in which an Indemnified Party seeks indemnification under Section 6.1 which is not subject to Section 6.3 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any amounts which such Indemnified Party claims are subject to indemnification under the terms of this Article 6. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

6.3 Third Party Claims. An Indemnified Party shall give written notice to any Indemnifying Party within 30 days after it has actual knowledge of commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “Third Party Claim”) in respect of which such Indemnified Party may seek indemnification under Section 6.1. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 6, except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as it has acknowledged in writing to the Indemnified Party that it is liable to the Indemnified Party for such Third Party Claim pursuant to this Section, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interests between it and the Indemnifying Party may exist in respect of such Third Party Claim or such Third Party Claim entails a material risk of criminal penalties or civil fines or non-monetary sanctions being imposed on the Indemnified Party (a “Third Party Penalty Claim”), to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than as expressly provided below in this Section 6.3; provided nothing contained herein shall permit any Indemnifying Party to control or participate in any Tax contest or dispute involving Purchasers or any Affiliate of Purchasers, or permit Purchasers to control or participate in any Tax contest or dispute involving Seller or any Affiliate of Seller other than the Company; and, provided, further, the Parties agree that the handling of any tax contests involving the Company will be governed by Section 7.7 of the Company LLC Agreement. In the event that (i) the Indemnifying Party advises an Indemnified Party that it will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within 30 days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at is sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interests between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense; provided that any such participation of the Indemnified Party shall be at the Indemnifying Party’s sole cost and expense to the extent such participation relates to a Third Party Penalty Claim or if a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of the Third Party Claim; and, provided further, that the Indemnifying Party shall not be responsible for the costs and expenses of more than one counsel for all Indemnified Parties. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. Notwithstanding anything in this Section 6.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of judgment in respect thereof which imposes any criminal liability or civil fine or sanction or equitable remedy on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

6.4 After-Tax Basis. For tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article 6 as an adjustment to the purchase price for the Class B Membership Interests (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent any such indemnification payment is includable as income of the Indemnified Party as determined by agreement of the Parties, or if there is no agreement, by an opinion of a nationally-recognized tax counsel selected jointly by the Parties that such amount is "more likely than not" includable as income of the recipient, the amount of the payment shall be increased by the amount of any federal income tax required to be paid by the Indemnified Party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the Indemnified Party on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 6.4, assuming full taxability, using an assumed tax rate equal to the highest marginal income tax rate applicable to corporations generally (currently 35 percent). Both Parties shall have the opportunity to comment on the opinion delivered in accordance with the foregoing sentence. If an opinion is delivered in accordance with this Section 6.4, the Indemnified Party shall report the relevant indemnification payments as income consistent with such opinion and otherwise act in a manner consistent with such opinion. Any payment made under this Article 6 shall be reduced by the present value (as determined on the basis of a discount rate equal to 8% percent per annum and the same assumptions about taxability and tax rates) of any federal income tax benefit to be realized by the Indemnified Party or its Affiliates by reason of the facts and circumstances giving rise to such indemnification.

6.5 No Duplication. Any liability for indemnification under this Article 6 shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 6.1, only one recovery of Purchaser Indemnified Costs or Seller Indemnified Costs, as applicable, shall be allowed.

6.6 Sole Remedy. The remedies of the Parties under this Article 6 are the sole and exclusive remedies that a Party may have under this Agreement for the recovery of monetary damages with respect to any breach or failure to perform any covenant or agreement set forth in Article 4 of this Agreement or any breach of any representation or warranty set forth in this Agreement other than (1) fraud or willful misconduct and (2) as provided in the Company LLC Agreement with respect to the calculation of the Target Internal Rate of Return.

6.7 Survival. All representations and warranties in this Agreement shall survive until the final date for any assertion of claims as forth in Section 6.8.

6.8 Final Date for Assertion of Indemnity Claims. (a) All claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 6 resulting from breaches of representations or warranties shall be forever barred unless Seller is notified on or prior to the Initial Closing Date, or on or prior to the Galena 3 Closing Date with respect to those representations and warranties made as a condition precedent to the Galena 3 Closing, except that (i) (x) the representations and warranties made as a condition precedent to the Initial Closing and set forth in Sections 3.1(a)(i) (Organization, Good Standing, Etc. of Seller), 3.1(a)(ii) (Organization, Good Standing, Etc. of the Company and Project Companies), 3.1(a)(iii) (Authority) and 3.1(a)(vi) (Ownership) shall survive indefinitely, (y) the representations and warranties set forth in Sections 3.1(a)(ix) (Tax Matters) and 3.1(a)(xxiii) (Tax Character) shall survive for 60 days after the applicable statute of limitations and (z) the representations and warranties set forth in Section 3.1(a)(xiii) (Environmental Matters) shall survive for two years from the Initial Closing Date; (ii) (x) the representations and warranties made as a condition precedent to the Galena 3 Closing Date and set forth in Sections 3.1(b)(i) (Organization, Good Standing, Etc. of Seller), 3.1(b)(ii) (Organization, Good Standing, Etc. of ORNI 14) and 3.1(b)(iii) (Authority) shall survive indefinitely, (y) the representations and warranties set forth in Sections 3.1(b)(vii) (Tax Matters) and 3.1(b)(xx) (Tax Character) shall survive for 60 days after the applicable statute of limitations and (z) the representations and warranties set forth in Section 3.1(b)(x) (Environmental Matters) shall survive for two years from the Galena 3 Closing Date; and (iii) the representations and warranties made in Section 4.5 (Post Closing Deliverables) shall survive for 90 days after the Date Certain.

(b) All claims by a Seller Indemnified Party for indemnification pursuant to this Article 6 resulting from breaches of representations or warranties shall be forever barred unless Purchasers are notified on or prior to the Initial Closing Date or on or prior to the Galena 3 Closing Date with respect to those representations and warranties made as a condition precedent to the Galena 3 Closing; provided, that, if written notice of a claim for indemnification has been given by such Seller Indemnified Party on or prior to the Initial Closing Date or the Galena 3 Closing Date with respect to those representations and warranties made as a condition precedent to the Galena 3 Closing, then the obligation of the Purchasers to indemnify such Seller Indemnified Party pursuant to this Article 6 shall survive with respect to such claim until such claim is finally resolved.

6.9 Mitigation and Limitations on Losses. Notwithstanding anything to the contrary contained herein:

(a) Reasonable Steps to Mitigate. Each of the Indemnified Parties will take, at the Indemnifying Party’s cost and expense, all reasonable commercial steps identified by the Indemnifying Party to mitigate all Indemnified Costs, which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of the Indemnified Costs as may be reasonably requested by the Indemnifying Party.

(b) Net of Insurance Benefits. All Losses shall be limited to the amount of actual out-of-pocket damages sustained by the Indemnified Party by reason of any breach or nonperformance hereunder, net of insurance recoveries from insurance policies of the Project Companies (including under the existing title policies).

(c) No Consequential Damages. Indemnified Costs shall not include, and the Indemnifying Party shall have no obligation to indemnify any Indemnified Parties for or in respect of any punitive, consequential or exemplary damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenue, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement, power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of any of the Project Companies’ customers, members or affiliates, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law.

6.10 Payment of Indemnification Claims. All claims for indemnification shall be paid by the Indemnifying Party in immediately available funds in U.S. Dollars. Payments for indemnification claims shall be made promptly after any final determination of the amount of such claim is made by a court of competent jurisdiction (or by agreement of the Parties involved).

ARTICLE 7

GENERAL PROVISIONS

7.1 Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference.

7.2 Disclosure Schedules. Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections. At any time prior to the Initial Closing, or with respect to any matter relating to ORNI 14 or the Galena 3 Project, at any time prior to the Galena 3 Closing, by written notice to Purchasers Seller may supplement or amend the Schedules to this Agreement for matters which, if existing or known at the Execution Date, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Sections 2.6 and 2.8 have been fulfilled, the Schedules shall be deemed to include information contained therein on the Execution Date and shall also be deemed to include all information contained in any supplement or amendment to the Schedules; unless, solely with respect to ORNI 14, anything disclosed therein with respect to ORNI 14 would reasonably be expected to have a Material Adverse Effect solely on the Galena 3 Project, determined at the reasonable discretion of the Purchasers. If the Initial Closing or the Galena 3 Closing, as the case may be, shall occur, then all claims with respect to any matters disclosed pursuant to any such supplement or amendment at or prior to such closing shall be waived and Purchasers shall not be entitled to make a claim thereon pursuant to the terms of this Agreement (for indemnification, breach or otherwise).

7.3 Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Party against which enforcement of such amendment or modification is sought. Any failure of Purchasers or Seller to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

7.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

7.5 Expenses. Each Party will be responsible for all of its own costs, fees and expenses in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, whether or not the Initial Closing or the Galena 3 Closing occurs. No Party shall be responsible for any commission, broker’s fee, finder’s fee or similar fee or expense of any other Party.

7.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 6) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to Seller, to:

Ormat Nevada, Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: Paul Zavesov, Asset Manager

Telephone: (775) 356-9029

Facsimile: (775) 356-9039

With a copy to:

Chadbourne & Parke LLP

1200 New Hampshire Avenue, NW

Washington, DC 20036

Attention: Noam Ayali

Telephone: (202) 974-5600

Facsimile: (202) 974-5602

(b) If to Morgan Stanley Purchaser Entity, to:

Morgan Stanley Geothermal LLC

1585 Broadway, Floor 04

New York, NY 10020

Attention: Jason Cavaliere, Executive Director

Telephone: (212) 761-1385

Facsimile: (212) 507-4012

With a copy to:

Morgan Stanley & Co. Incorporated

1221 Avenue of the Americas, Floor 40

New York, NY 10036

Attention: Duane Hughes, Executive Director

Telephone: (212) 762-5032

Facsimile: (212) 507-0423

(c) If to Lehman Brothers Purchaser Entity, to:

Lehman-OPC LLC

c/o Lehman Brothers

745 7th Ave, 5th Floor

New York, NY 10019

Attention: Carl Weatherley-White

Telephone: (212) 526-4041

Facsimile: (212) 834-4754

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) 3 Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) 1 Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, that a notice given in accordance with this Section 7.7 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

7.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.9 Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

7.10 GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY TO THIS AGREEMENT). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

7.11 Public Announcements. Except for statements made or press releases issued (i) pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, (ii) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., or (iii) as otherwise required by law, neither Seller nor Purchasers shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. Seller and Purchasers will have the right to review in advance all information relating to the transactions contemplated by the Transaction Documents that appear in any filing made in connection with the transactions contemplated hereby or thereby.

7.12 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may only be assigned to the same extent (and only by and to the same Persons) that membership interests in the Company are assignable pursuant to the terms of the Company LLC Agreement. Any attempted assignment of this Agreement other than in strict accordance with this Section and the terms of the Company LLC Agreement shall be null and void and of no force or effect.

7.13 Relationship of Parties. This Agreement does not constitute a joint venture, association or partnership between the Parties. No express or implied term, provision or condition of this Agreement shall create, or shall be deemed to create, an agency, joint venture, partnership or any fiduciary relationship between the Parties.

7.14 Intent of the Parties. The Parties intend, for federal income tax purposes, that the acquisition of the Class B Membership Interests is an acquisition of an undivided interest in the Projects and a contribution to the Company of such undivided interest.

[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement for Purchase of Membership Interests to be signed on its behalf as of the date first written above.

ORMAT NEVADA, INC.

By:
Name:
Title:

MORGAN STANLEY GEOTHERMAL LLC

By:
Name:
Title:

LEHMAN-OPC LLC

By:
Name:
Title:

[Signature page to Agreement for Purchase of Membership Interests in OPC LLC]

ANNEX I

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, (a) the term “control” (and correlative terms) means (1) the ownership of 50% or more of the equity interest in a Person, or (2) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person, and (b) the Company shall be deemed to be an Affiliate of Seller prior to the Initial Closing (for purposes of representations and warranties), but shall not be deemed to be an Affiliate of Seller or Purchasers from and after the Initial Closing.

“Agreement” means this Agreement for Purchase of Class B Membership Interests, and all schedules and exhibits hereto.

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or governmental approval, or any published directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on the Seller, the Company, the Project Companies, or the Purchasers, as the context may require, whether in effect as of the Initial Closing Date or the Galena 3 Closing Date, and in each case as amended, modified and/or supplemented.

“Assignment Agreement” means the Assignment of Membership Interests, dated as of the Initial Closing Date, by and among Purchasers, Seller and the Company.

“Base Case Model” has the meaning set forth in the Company LLC Agreement. The Base Case Model will be updated in connection with the Galena 3 Closing as described in Schedule 2.2(b)(ii).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Class B Membership Interests” has the meaning set forth in the Company LLC Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interim Financials” has the meaning set forth in Section 3.1(a)(x).

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company by and between Seller and Purchasers, substantially in the form annexed as Exhibit C, dated the Initial Closing Date.

“Confidentiality Agreements” has the meaning set forth in Section 4.2.

“Date Certain” means April 30, 2008.

“Desert Peak 2 Project” means the 12 MW geothermal power project owned by ORNI 3 as described on Schedule 1.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any and all Applicable Laws and permits issued, promulgated or entered into by any governmental entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Substances.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” means June 7, 2007.

“Exhibits” means the Exhibits attached to the Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Galena 2 Project” means the 10 MW geothermal power project owned by Steamboat Hills as described on Schedule 1.

“Galena 3 Closing” means the closing of the simultaneous transfer by Seller of all of the issued and outstanding membership interests in ORNI 14 to the Company and the payment by Purchasers to Seller of the Galena 3 Closing Payment.

“Galena 3 Closing Date” has the meaning set forth in Section 2.4.

“Galena 3 Closing Payment” has the meaning set forth in Section 2.2.

“Galena 3 Commercial Operation Date” means the date on which the Galena 3 Project substation is energized from the transmission system and its turbines are commissioned and ready for operation.

“Galena 3 Effective Time” has the meaning set forth in Section 2.4.

“Galena 3 Project” means the 17 MW geothermal power project owned by ORNI 14 as described on Schedule 1.

“GAAP” means United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Hazardous Substances” means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any friable asbestos or friable asbestos-containing material; (C) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (D) radon; (E) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (F) any  any other hazardous, radioactive, toxic or noxious substance, material, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

“Indemnified Party” means any Person seeking indemnification from another Person pursuant to Article 6.

“Indemnifying Party” means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article 6.

“Independent Engineer” means Stone & Webster Management Consultants, Inc.

“Initial Closing” has the meaning set forth in Section 2.3.

“Initial Closing Date” means the date of the Initial Closing.

“Initial Closing Payment” has the meaning set forth in Section 2.2.

“Interim Financials” has the meaning set forth in Section 3.1(a)(x).

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge", with respect to Seller, means the actual knowledge, after due inquiry, of the persons listed below with respect to the subject matter(s) set forth below and the knowledge each such Person would have as a result of reasonable inquiries of employees of Seller with supervisory or managerial responsibilities related to such matters.

Name	Subject Matter
Yoram Bronicki, Chief Operating Officer	Sections 3.1(a)(i) through (xxviii) and (b) (i) through (xxiv)
Scott Kessler, Environmental/Regulatory Affairs Administrator	Sections 3.1(a)(xiii), (xiv), (xxiv) and (xxvi) Sections 3.1(b)(x), (xi), (xxi) and (xxiii)

Name	Subject Matter
Paul Zavesov, Asset Manager	Sections 3.1(a)(vii), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi), (xxii), (xxiv) and (xxvi) Sections 3.1(b)(vi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xxi) and (xxiii)

“Known Geothermal Resource Area” has the meaning set forth in Section 3.3.

“Liens” means any liens, pledges, claims, security interests, encumbrances, easements, rights-of-way, mortgages, deeds of trust, covenants, restrictions, rights of first refusal or defects in title.

“Manager” has the meaning set forth in the Company LLC Agreement.

“Management Services Agreement” means the Management Services Agreement dated the date hereof between the Manager and the Company, substantially in the form annexed as Exhibit D.

“Material Adverse Effect” means (1) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Project Companies, taken as a whole, excluding any effect resulting from (a) any change in political, social, economic, industry, market or financial conditions (including changes in the electric generating, transmission or distribution industry, the wholesale or retail markets for electrical power, the general state of the energy industry, including natural gas and natural gas liquid prices, the transmission system, interest rates, consumer confidence, outbreak of hostilities, terrorist activities or war), whether general or regional in nature or limited to any area in which the Projects are located or any of the Project Companies operate, (b) any change in Applicable Law or regulatory policy, (c) effects of weather or meteorological events, or (d) the execution or delivery of the Transaction Documents, the consummation of the transactions contemplated thereby or the announcement thereof, other than such changes or events that affect the Seller, the Company and the Project Companies materially disproportionally; or (2) an actual reduction of $5,000,000 or more on the net present value of the Tax Credits and distributable cash from the Projects over the 10 years from the Initial Closing Date. The net present value will be calculated by discounting to the Initial Closing Date the Tax Credits and distributable cash received to the date of the calculation and discounting such remaining Tax Credits and cash to the end of the 10-year period that are projected in the Base Case Model using a discount rate of 6.24%.

“Material Contract” means (1) a contract for the sale of electric energy or transmission services of a Project; (2) a contract, lease, indenture or security under which the Company or any Project Company (a) has created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, should be capitalized, (b) has created a mortgage, security interest or other consensual encumbrance on any property with a fair market value in excess of $4,000,000 (other than any Permitted Liens), or (c) has a reimbursement obligation in respect of any letter of credit, guaranty, bond, or other credit or collateral support arrangement required to be maintained by any Project Company under the terms of any contract referred to in clause (1) above; (3) a contract for management, operation or maintenance of a Project; (4) a product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by a Project Company with a fair market value in excess of $4,000,000; and (5) any other contract that could require payments of more than $4,000,000, in the aggregate for any Project Company during any fiscal year.

“Newmont Easement” means the Easement Agreement for Electrical Transmission Line, dated September 27, 2002, between WSGC and Newmont Mining Corporation.

“Newmont Lease” means the Geothermal Lease Agreement, dated October 14, 2003, between WSGC and Newmont Mining Corporation.

“Newmont Right of Way” means the Right of Way, dated February 6, 2004, between WSGC and Newmont Mining Corporation.

“Operation and Maintenance Agreements” means, collectively, the Amended and Restated Operation and Maintenance Agreements between the Seller or an Affiliate of Seller and each Project Company, attached hereto as Exhibit E.

“Operator” has the meaning provided in the Operation and Maintenance Agreements.

“Ordinary Course of Business” means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“ORNI 3” has the meaning set forth in Schedule 1.

“ORNI 14” has the meaning set forth in Schedule 1.

“Party” means a party to the Agreement.

“Permitted Liens” means (a) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the

Ordinary Course of Business of each Project Company, (c) trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business of each Project Company, (d) obligations or duties to any Governmental Authority arising in the Ordinary Course of Business (including under licenses and permits held by the Project Companies and under Applicable Law), (e) obligations or duties under easements, leases or other property rights, and (f) all other encumbrances and exceptions that are incurred in the Ordinary Course of Business of each Project, are not incurred for borrowed money and do not have a Material Adverse Effect on either the use of any assets of the Project Companies as currently used or the value of any such assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Post Closing Deliverables” means each of the following items:

(i) the Frase Consent to the Sublease dated June 1, 2007, between WSGC and ORNI 3;

(ii) the transfer of the Newmont Easement, or rights thereunder, from WSGC to ORNI 3 and the consent of Newmont Mining to such transfer;

(iii) the transfer of the Newmont Lease, or rights thereunder, from WSGC to ORNI 3 and the consent of Newmont Mining to such transfer;

(iv) the transfer of Right of Way Agreement (N-20001), dated June 20, 1979, between Phillips Petroleum and Nevada Bureau of Land Management, from WSGC to ORNI 3 and the consent of the Bureau of Land Management to such transfer;

(v) the transfer of Right of Way Agreement (N-39518), dated October 25, 1984, between Phillips Petroleum and Winnemucca Bureau of Land Management, from WSGC to ORNI 3 and the consent of the Bureau of Land Management to such transfer;

(vi) the transfer of the Powerline License Agreement (4-07-20-L3010), dated June 19, 1985, between Phillips Petroleum Company and U.S. Department of the Interior, Bureau of Land Reclamation "BLR", from WSGC to ORNI 3, with the consent of the BLR to such transfer or the reissuance of such license in the name of ORNI 3 by the BLR;

(vii) the transfer of rights under the Letter Agreement regarding Longitudinal Easements, dated June 14, 2002, between Burlington Northern and Stante Fe Railway Company, from WSGC to ORNI 3, with the consent of Burlington Northern to such transfer;

(viii) the issuance of the Desert Peak 2 Title Policy without any exceptions for any of the foregoing items (i) through (vii) above;

(ix) a surveyor’s certification in form and substance reasonably acceptable to the Purchasers; and

(x) the transfer of the Newmont Right of Way.

“Project Companies” means, each of ORNI 3, Steamboat Hills and ORNI 14, provided, however, that for the purposes of Sections 2.6 and 3.1(a) and prior to the Galena 3 Closing Date, Project Companies shall be deemed to include only ORNI 3 and Steamboat Hills.

“Projects” means the geothermal power projects described on Schedule 1.

“PUHCA” has the meaning set forth in Section 3.1(a)(xxvi).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchasers” has the meaning set forth in the first paragraph of the Agreement.

“Purchaser Indemnified Costs” means, subject to Article 6 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm (plus one firm of local counsel in any jurisdiction where a Project is located), for all Purchaser Indemnified Parties, incurred by any of the Purchaser Indemnified Parties resulting from or relating to (i) any breach or default by Seller of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (ii) any claim for fraud, gross negligence, or willful misconduct relating to this Agreement or any Transaction Document.

“Purchaser Indemnified Parties” means Purchasers and each of their respective Affiliates and each of their respective shareholders, members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

“PURPA” has the meaning set forth in Section 3.1(a)(xxiv).

“Schedules” means the Schedules attached to this Agreement.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Costs” means, subject to Article 6 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Seller Indemnified Parties) incurred by any of the Seller Indemnified Parties resulting from or relating to (i) any breach or default by any Purchaser of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (ii) any claim for fraud or willful misconduct relating to this Agreement or any Transaction Document.

“Seller Indemnified Parties” means Seller and each of its Affiliates and each of their respective shareholders, members, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

“Seller Interim Financials” has the meaning set forth in Section 3.1(a)(x).

“Specified Leases or Easements” means each of the following leases or easements: (i) the Newmont Lease Agreement; (ii) the Newmont Easement; (iii) the Newmont Right of Way; (iv) Right of Way Agreement (N-20001) and (v) Right of Way Agreement (N-39518).

“Steamboat Hills” has the meaning set forth in Schedule 1.

“Steamboat Hills Project” means the 10 MW geothermal power project owned by Steamboat Hills as described on Schedule 1.

“Tax” or "Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Credits” means the renewable electricity production tax credits within the meaning of Section 45 of the Code or any successor to such Section.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Claim” has the meaning set forth in Section 6.2.

“Transaction Documents” has the meaning set forth in the Company LLC Agreement.

“WSGC” means Western States Geothermal Company, a Delaware corporation.

OTHER DEFINITIONAL PROVISIONS

(b) All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(d) The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” shall mean “including without limitation”.

(e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(f) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(g) Any references to a Person are also to its permitted successors and assigns.

(h) All Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement.

(i) Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(j) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Exhibit A

[Reserved]

Exhibit B

[Reserved]

Exhibit C

Company LLC Agreement

Exhibit D

Form of Management Services Agreement

Exhibit E

Operation and Maintenance Agreements

Schedule 1

Project Companies and Projects

Prior to the Galena 3 Closing:

Name of Project Company	Project	Location of Project	Generating Capacity (MW)	PPA Offtaker	PPA End Date
ORNI 3, LLC	Desert Peak 2	Churchill County, Nevada	12	Nevada Power Company	2027
Steamboat Hills, LLC	Galena 2	Washoe County, Nevada	10	Nevada Power Company	2027
Steamboat Hills, LLC	Steamboat Hills	Washoe County, Nevada	10	Sierra Pacific Power Company	2018

After the Galena 3 Closing:

Name of Project Company	Project	Location of Project	Generating Capacity (MW)	PPA Offtaker	PPA End Date
ORNI 3, LLC	Desert Peak 2	Churchill County, Nevada	12	Nevada Power Company	2027
Steamboat Hills, LLC	Galena 2	Washoe County, Nevada	10	Nevada Power Company	2027
Steamboat Hills, LLC	Steamboat Hills	Washoe County, Nevada	10	Sierra Pacific Power Company	2018
ORNI 14, LLC (“ORNI 14”)	Galena 3	Washoe County, Nevada	17	Sierra Pacific Power Company	2028*

*

The Galena 3 power purchase agreement will expire twenty years from January 1 following the commercial operations date. The expiration date presented above is based on current expectations regarding the commercial operations date of the Galena 3 Project.

Schedule 2.1

Initial Closing Payment

Purchaser	Initial Closing Payment	Class B Membership Interests
Morgan Stanley Geothermal, LLC	$50,260,000	70%
Lehman-OPC LLC	$21,540,000	30%

Schedule 2.2(b)(ii)

Galena 3 Purchase Price Adjustment Example

See attachment.

Schedule 3.1(a)(v)

Absence of Litigation

None.

Schedule 3.1(a)(vii)

Sufficiency of Assets

See Schedule 3.1(a)(xvi) in relation to the Post Closing Deliverables and extensions required.

Schedule 3.1(a)(x)

Interim Financials

See attachment.

Schedule 3.1(a)(xii)

Compliance with Applicable Law

None.

Schedule 3.1(a)(xiii)

Environmental Matters

Our Steamboat Hills Project was recently advised by the Washoe County Water Department that certain changes had been observed in the course of the County’s monitoring of well chemistry and was asked to explain why this was occurring. In the course of our investigation, we discovered that a liner in a geothermal fluid injection well failed, resulting in injection of the spent geothermal fluid at a higher depth than the designed and permitted depth for such injection. The Washoe County Water Department and the State of Nevada have also indicated their concern that the injection well may be situated near a geological fault, which may also be causing the movement of injected fluid into a higher zone of the groundwater aquifer. We engaged an outside geothermal consultant to examine the situation and have since completed the well repair work. We have agreed with the State of Nevada to conduct an expanded monitoring program and to continue to study the issue. If it should be determined that the injection well location is not acceptable, it may be necessary to drill a new injection well to manage the spent geothermal fluids.

Schedule 3.1(a)(xiv)

Permits

ORNI 3 LLC

Class II Air Quality Operating Permit (AP4911-0503.01) issued on September 8, 2003 by Nevada Bureau of Air Pollution Control

Environmental Permit Audit (EMA Report 1816-04) dated December 2000, issued by Environmental Management Associates, Inc.

Boiler/Pressure Vessel Permit (06-0293) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations, Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0294A) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0294B) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0294C) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0294D) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0295A) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0295B) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0296) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0297A) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0297B) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0297C) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0297D) dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0298A) dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0298B) dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0298C) dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0298D) dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0299) dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0300) dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Boiler/Pressure Vessel Permit (06-0301) dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Nevada Hazardous Materials Storage Permit Renewal Invoice dated May 9, 2007, issued by Nevada State Fire Marshall (including Hazardous Materials Storage Permit Number 52247-55093 dated May 1, 2007.

Certificate of Occupancy, dated July 12, 2006, issued by Churchill County Building Department

Permit to Construct (UEPA No. 339), dated January 6, 2006, issued by Public Utilities Commission of Nevada

Special Use Permit (004-051-21) Approval Letter, dated March 14, 2003, issued by Churchill County Planning Commission

Steamboat Hills, LLC

Galena II

Commercial Use Permit Application Report issued by the U.S. Department of the Interior, Bureau of Land Management

Geothermal Sundry Notice Approval (N-63124, N-61835) dated October 21, 2005, issued by U.S. Department of the Interior, Bureau of Land Management

Special Use Permit Action Order (SW05-021) dated January 4, 2006, issued by Washoe County Community Development Division

Authority to Construct/Permit to Operate Galena II (A06-0042) Approval Letter dated July 7, 2006, issued by Washoe County Health Department, Air Quality Division

Stormwater General Permit (NVR100000) Approval Letter dated July 28, 2006, issued by Nevada Division of Environmental Protection

Amended Plan for Production and Plan of Utilization Approval Letter dated August 8, 2006, issued by U.S. Forest Service

Permit to Operate an Air Pollution Emission Source (CO1174A, CO1897A) expires February 29, 2008, issued by Washoe County Health Department, Air Quality Division (including the Steamboat Hills Emissions April 2007 Report dated April 22, 2007)

Permit to Operate Galena II Authorization Letter dated April 10, 2007, issued by Nevada Bureau of Waste Management, Chemical Accident Prevention Program

Building Permit (06-1109), dated July 10, 2006, issued by Washoe County Department of Building and Safety (includes Building Inspection Record, dated March 21, 2007)

Notice of Final Action Letter, dated February 9, 2006, issued by Truckee Meadows Regional Planning Agency

Steamboat Hills

Commercial Use Permit Application Report issued by U.S. Department of the Interior, Bureau of Land Management

Modification of Landscape and Parking Requirements Approval Letter dated June 13, 2006, issued by Washoe County Community Development Division

Authority to Construct/Permit to Operate SBHE (A06-0036) Approval Letter dated July 7, 2006, issued by Washoe County Health Department, Air Quality Division

Building Permit dated July 10, 2006, issued by Washoe County Department of Building and Safety

Permit to Operate SBHE Authorization Letter dated April 10, 2007, issued by Nevada Bureau of Waste Management, Chemical Accident Prevention Program

Building Permit (06-1109), dated July 10, 2006, issued by Washoe County Department of Building and Safety (includes Building Inspection Record, dated March 21, 2007)

Notice of Final Action Letter, dated February 9, 2006, issued by Truckee Meadows Regional Planning Agency

Schedule 3.1(a)(xv)

Insurance

ORNI 3 LLC

•	Commercial General Liability Insurance, policy No. B070380, effective May 30, 2007 through May 30, 2008.
•	Excess Umbrella Liability Insurance, policy No. 07/FL00899, effective May 30, 2007 through May 30, 2008.
•	Workers Compensation and Employers’ Liability Insurance, policy No. WCJZ91445179027, effective June 1, 2007 through June 1, 2008.
•	Automobile Insurance, policy No. 57UENTM6394, effective June 1, 2007 through June 1, 2008.
•	All-Risk Insurance, policy No. B070034, effective May 30, 2007 through May 30, 2008.

Steamboat Hills, LLC

•	Title Insurance, policy No. NCS-91388-RENO, issued on June 7, 2007 in the amount of $64,000,000 by First American Title Insurance Company to ORNI 3 LLC.
•	Commercial General Liability Insurance, policy No. B070380, effective May 30, 2007 through May 30, 2008.
•	Excess Umbrella Liability Insurance, policy No. 07/FL00899, effective May 30, 2007 through May 30, 2008.
•	Workers Compensation and Employers’ Liability Insurance, policy No. WCJZ91445179027, effective June 1, 2007 through June 1, 2008.
•	Automobile Insurance, policy No. 57UENTM6394, effective June 1, 2007 through June 1, 2008.
•	All-Risk Insurance, policy No. B070034, effective May 30, 2007 through May 30, 2008.

Schedule 3.1(a)(xvi)

Real Property

ORNI 3 LLC

•	Sublease Agreement, dated as of June 1, 2007, by and between Western States Geothermal Company and ORNI 3 LLC and Memorandum of Sublease Agreement dated as of June 1, 2007 between said parties.

Post Closing Deliverables

(i)	The Frase Consent to the Sublease dated June 1, 2007, between WSGC and ORNI 3.
(ii)

The transfer of the Easement Agreement for Electrical Transmission Line, dated September 27, 2002, between WSGC and Newmont Mining Corporation, or rights thereunder from WSGC to ORNI 3 and the consent of Newmont Mining to such transfer.

(iii)

The transfer of the Geothermal Lease Agreement, dated October 14, 2003, between WSGC and Newmont Mining Corporation, or rights thereunder from WSGC to ORNI 3, and the consent of Newmont Mining to such transfer, or the grant of separate rights from Newmont Mining to Orni 3.

(iv)

The transfer of an undivided interest in Right of Way Agreement (N-20001), dated June 20, 1979, between Phillips Petroleum and Nevada Bureau of Land Management, from WSGC to ORNI 3 and the consent of the Bureau of Land Management to such transfer.

(v)

The transfer of an undivided interest in Right of Way Agreement (N-39518), dated October 25, 1984, between Phillips Petroleum and Bureau of Land Management, from WSGC to ORNI 3, and the consent of the Bureau of Land Management to such transfer.

(vi)

The transfer of the Powerline License Agreement (4-07-20-L3010), dated June 19, 1985, between Phillips Petroleum Company and U.S. Department of the Interior, Bureau of Land Reclamation “BLR”, from WSGC to ORNI 3, with the consent of the BLR to such transfer or the reissuance of such license in the name of ORNI 3 by the BLR.

(vii)

The transfer of rights under the Letter Agreement regarding Longitudinal Easements, dated June 14, 2002, between Burlington Northern and Santa Fe Railway Company, from WSGC to ORNI 3, with the consent of Burlington Northern to such transfer, or a grant of separate rights to ORNI 3.

(viii)	The issuance of a title policy covering the Desert Peak 2 Project which includes the above items (i) through (vii) above in Schedule A to such policy.

Extensions Required

(i)	Right of Way Agreement (N-20001), dated June 20, 1979, between Phillips Petroleum and Nevada Bureau of Land Management.
(ii)	Right of Way Agreement (N-39518), dated October 25, 1984, between Phillips Petroleum and Bureau of Land Management.

Steamboat Hills, LLC

•	The estates and interests shown on Schedule A of the pro forma title insurance policy attached hereto as Annex 1 to this Schedule 3.1(a)(xvi).

Schedule 3.1(a)(xvii)

Personal Property

ORNI 3 LLC

	Description	Make	Model	Serial No.
OEC 1
	Turbine	Ormat Systems LTD.	0.697.10.800.0	691-3
	Turbine	Ormat Systems LTD.	0.697.10.801.0	691-2
	Generator	Brush	Type DGBP 60/50 exciter
	Vaporizer	Ormat Systems LTD.	0.697.55.705.0	1159-2
	Vaporizer	Ormat Systems LTD.	0.697.55.715.0	1159-1
	Brine Preheater	Ormat Systems LTD.	0.697.57.700.0	2126-1
	Brine Preheater	Ormat Systems LTD.	0.697.57.702.0	2126-2
	Condensate Preheater	Ormat Systems LTD.	0.697.57.701.0	2127-1
	Condensate Preheater	Ormat Systems LTD.	0.697.57.701.0	2127-2
	Air cooled condenser	Ormat Systems LTD.
	Air cooled condenser	Ormat Systems LTD.
	Vertical Cycle Pumps 4 ea.	Ruhrpumpen, INC.	F-PUMP, 12 STAGE, 1352 gpm
OEC 2
	Turbine	Ormat Systems LTD.	0.697.10.800.0	691-1
	Generator	IDEAL	Type SAB Frame 21520-54	041046-01
	Vaporizer	Ormat Systems LTD.	0.697.30.610.0
	Brine Preheater	Ormat Systems LTD.	0697516170-4
	Condensate Preheater	Ormat Systems LTD.	0.697.60.805.0
	Water Cooled Condenser	Ormat Systems LTD.	J35803
	Vertical Cycle Pumps 2 ea.	Ruhrpumpen, INC.	F-PUMP, 12 STAGE, 1352 gpm

BOP
	Brine Injection Pumps 3 ea.	Ruhrpumpen, INC.	SCE 8x10x19m
	Cooling Water Pumps 2 ea.	SIEMENS	449-S
	OEC-2 Cooling Tower	American Cooling Tower	CFF-545434-21-32//25-503
	Brine Accumulator	Sejin Heavy Industries Co., LTD.	V-3102	SHI - P0S - 032
	Steam Separator	Sejin Heavy Industries Co., LTD.	V-3101A	SHI - P0S - 030
	Steam Separator	Sejin Heavy Industries Co., LTD.	V-3101B	SHI - P0S - 031
Electrical
	Step Up Transformer	Wakesha Electrical System	Onan 3 ph, 60 Hz	A5522T
	Switchgear	Powercon Corp.	S-18521, D-11900	01-29337
	MCC	Allen Bradley	Bulletin 2100	M FLN 92/3 Series M

Steamboat Hills, LLC

Galena 2

	Description	Make	Model	Serial No.
OEC 21
	Turbine	Ormat Systems Ltd.	0.736.25.500.0	718-1
	Turbine	Ormat Systems Ltd.	0.736.25.500.0	718-2
	Generator	Brush	DG 1652-04	410040
	Vaporizer	Sejin Heavy Ind.		SHI-P05-65
	Brine Preheater	Ormat Systems Ltd.	0.736.57.700.0	2137
	Condensate Preheater	Ormat Systems Ltd.	0.736.57.710.0	2138
	Air Cooled Condenser	Ormat Systems Ltd.	7110	Various
	Vertical Cycle Pumps 4ea.	Weir	VTP	60306-1,2,3,4
Electrical

Power Shelter	Ormat Systems Ltd.	0.736.30.900.0	086
Switchgear	Powercon Corp.	Various	Various
MCC	Allen Bradley Corp.	Bulletin 2100	Various

Steamboat Hills

	Description	Make	Model	Serial No.
STG
	Steam Turbine	General Electric Corp.	Marine low pressure	51057
	Generator	Westinghouse	HG-7	11492A-46410
	Direct Contact Condenser	NA
	Condensate Pumps 2 ea.	Peerless Pump Co.	28 HXB	Various
	Vacuum Pump	Nash	904L2 S.S.	9600 L18
	Steam Separator	NA
	Brine Injection Pumps 2ea.	Goulds	3410 12x14-15 XL	Various
OEC 41
	Turbine	Ormat Systems Ltd.	0.746.25.500.0	7196
	Generator	KATO	AA27826000	18376
	Vaporizer	Whasung Industry Co.		WSIC-D06-002
	Brine Preheater	Whasung Industry Co.		WSIC-D06-001
	Water Cooled Condenser	Ormat Systems Ltd.	0.746.60.702.0	3019-12
	Vertical Cycle Pump	Goulds	VIC-T	512363
BOP
	Cooling Tower	Marley	587-98-03	587-12-525-88
	Cooling Water Circulation Pumps 2ea.	Goulds	10-22-06	Various
	24-4 Steam Separator System	Whasung Industry Co.		WSIC-D06-010,012
	21 Wells Steam Separator	Whasung Industry Co.		WSIC-D06-006,009

	System	Whasung Industry Co.		WSIC-D06-006,009
	Brine Injection Pumps 3ea.	Ruhrpumpen	10x8x13 CPP-21	Various

Electrical
	Step Up Transformer	Ohio Transformer Corp.	Class OA/FA/FOA	F-961420
	STG Switchgear	Powercon Corp.	Various	Various
	STG MCC	Allen Bradley	Bulletin 2100	Various
	OEC 21 Switchgear	Powercon Corp.	Various	Various
	OEC 21 MCC	Allen Bradley	Bulletin 2100	Various
	OEC Power Shelter	Ormat Systems Ltd.	0.746.30.900.0	089

Schedule 3.1(a)(xviii)

Liens

None.

Schedule 3.1(a)(xix)

Material Contracts

ORNI 3 LLC

•

Power Purchase Agreement for Firm Power, dated November 21, 2002, between ORNI 3, LLC and Nevada Power Company, as amended by Letter Amendment No. 2 to the Power Purchase Agreement, dated as of August 20, 2003, as amended by Amendment No. 3 to Power Purchase Agreement, dated as of October 7, 2004, as amended by Amendment No. 4 to Power Purchase Agreement, dated as of May 21, 2007.

•

Operation and Maintenance Agreement, dated as of March 8, 2007, by and between Ormat Nevada, Inc. and ORNI 3, LLC, as amended and restated by the Amended and Restated Operation and Maintenance Agreement, dated as of June 7, 2007

•	Fluid Supply Agreement, dated as of June 1, 2007, by and between Western States Geothermal Company and ORNI 3, LLC
•

Standard Large Generator Interconnection Agreement, dated January 4, 2005, between ORNI 3, LLC and Sierra Pacific Power Company, as amended by the First Amendment to Large Generator Interconnection Agreement, dated as of August 16, 2005

Steamboat Hills, LLC

•

Long Term Agreement for the Purchase and Sale of Electricity, dated October 29, 1986, between Steamboat Hills, LLC (as successor to Yankee Caithness Joint Venture) and Sierra Pacific Power Company, as amended by Amendmennt No. 1 to Long-Term Agreement for the Purchase and Sale of Electricity, dated May 31, 2007.

•

Operation and Maintenance Agreement, dated as of June 2, 2004, by and between Ormat Nevada, Inc. and Steamboat Hills, LLC, as amended by Amendment No. 1 to Operation and Maintenance Agreement, dated as of March 8, 2007, as amended and restated by the Amended and Restated Operation and Maintenance Agreement, dated as of June 7, 2007

•	Special Facilities Agreement, dated September 8, 1987, between Steamboat Hills, LLC (as successor to Yankee Caithness Joint Venture) and Sierra Pacific Power Company
•	Station Usage Renewable Energy Credit Purchase Agreement, dated October 14, 2004, between Steamboat Hills LLC and Sierra Pacific Power Company
•

Power Purchase Agreement for Firm Power, dated November 21, 2002, between Steamboat Hills LLC (as successor by merger to ORNI 9, LLC) and Nevada Power Company, as amended by Amendment No. 1 to the ORNI 9 LLC Power Purchase Agreement, dated as of June 2003, as amended by Letter Amendment No. 2, dated August 20, 2003, as amended by Amendment No. 3 to Power Purchase Agreement, dated as of October 7, 2004, as amended by Amendment No. 4 to Power Purchase Agreement, dated as of May 21, 2007

•	Standard Small Generator Interconnection Agreement, dated April 11, 2006, between Steamboat Hills, LLC (as successor by merger to ORNI 9, LLC) and Sierra Pacific Power Company

Schedule 3.1(a)(xxi)

Affiliate Transactions

ORNI 3, LLC

•

Operation and Maintenance Agreement, dated as of March 8, 2007, by and between Ormat Nevada, Inc. and ORNI 3, LLC, as amended and restated by the Amended and Restated Operation and Maintenance Agreement, dated as of June 7, 2007

•	Fluid Supply Agreement, dated as of June 1, 2007, by and between Western States Geothermal Company and ORNI 3, LLC
•	Sublease Agreement, dated as of June 1, 2007, by and between Western States Geothermal Company and ORNI 3 LLC

Steamboat Hills, LLC

•

Operation and Maintenance Agreement, dated as of June 2, 2004, by and between Ormat Nevada, Inc. and Steamboat Hills, LLC, as amended by Amendment No. 1 to Operation and Maintenance Agreement, dated as of March 8, 2007, as amended and restated by the Amended and Restated Operation and Maintenance Agreement, dated as of June 7, 2007

Schedule 3.1(a)(xxii)

Completion

ORNI 3, LLC

Desert Peak 2

•	August 4, 2006 - Connection to the grid
•	April 17, 2007 - Commercial Operation Date

Steamboat Hills, LLC

Steamboat Hills - April 25, 2007.

Ormat is currently constructing a pipeline to connect the Steamboat Hills plant to an additional injection well. This construction is expected to be completed within three months of the Initial Closing Date. Until such well is connected and operational, Steamboat Hills will have a shortfall of 3MW of generation.

Galena 2 – April 22, 2007

Schedule 3.1(a)(xxviii)

Background Materials

ORNI 3 LLC

Organizational Documents

•	Capital Contributions Receipt for 1,000 units at $100 by Ormat Nevada, Inc.
•	Certificate of Formation and LLC Agreement, dated December 14, 2000, issued by Delaware Office of the Secretary of State
•	Member Units Register, dated December 14, 2000, issued by Ormat Nevada, Inc.
•	Limited Liability Company Charter and Articles of Organization (LLC 806-0), dated January 22, 2003, issued by Nevada Office of the Secretary of State

Real Estate Documents

•	Right of Way Agreement (N-20001), dated June 20, 1979, between Phillips Petroleum and Nevada Bureau of Land Management
•	Right of Way Agreement (N-39518), dated October 25, 1984, between Phillips Petroleum and Winnemucca Bureau of Land Management
•

Powerline License Agreement (4-07-20-L3010), dated June 19, 1985, between Phillips Petroleum Company and U.S. Department of the Interior, Bureau of Land Reclamation (including Right of Way Application Amendment Letter, dated July 23, 1984)

•	Letter Agreement For Longitudinal Easements, dated June 14, 2002, between Burlington Northern and Santa Fe Railway Company, issued by Western States Geothermal Company
•	Easement Agreement for Electrical Transmission Line, dated September 27, 2002, between Western States Geothermal Company and Newmont Mining Corporation
•	Lease Agreement, dated October 14, 2003, by and between Western States Geothermal Company and Newmont Mining Corporation
•	Memorandum of Geothermal Lease Agreement, dated October 14, 2003, by and between Western States Geothermal Company and Newmont Mining Corporation
•	Assignment of Right of Way Agreement (N-20001), dated January 21, 2004, between Western States Geothermal Company and Brady Power Partners
•	Right of Way Permit, dated February 19, 2004, by and among Newmont Mining Corporation, Brady Power Partners and Western States Geothermal Company
•	Powerline Easement Preliminary Title Report (03-27284-06), dated March 27, 2006, issued by Western Nevada Title Company
•	Sublease Agreement, dated June 1, 2007, by and between Western States Geothermal Company and ORNI 3 LLC

Federal Energy Regulatory Commission (FERC) Documents

•	Notice of Self-Certification of Qualifying Facility Status for Small Power Production Facility, dated February 22, 2006, by ORNI 3 LLC
•	Notice of Self-Certification of Qualifying Facility Status for Small Power Production Facility, dated May 29, 2007, by ORNI 3 LLC

Other Documents (LGIA, PPA, O&M Agreements, and other Agreements)

•	Power Purchase Agreement for Firm Power (05-00033), dated November 21, 2002, between Nevada Power Company and ORNI 3 LLC
•	Power Purchase Agreement for Firm Power Amendment 1, dated July 10, 2003, between Nevada Power Company and ORNI 3 LLC
•	Power Purchase Agreement Letter Amendment Number 2, dated August 19, 2003 between Nevada Power Company and ORNI 3 LLC
•	Amendment Number 3 to Power Purchase Agreement, dated October 7, 2004, between Nevada Power Company and ORNI 3 LLC
•	Amendment Number 4 to Power Purchase Agreement, dated May 21, 2007, between Nevada Power Company and ORNI 3 LLC
•	Large Generator Interconnection Agreement, dated January 5, 2005, between Sierra Pacific Power Company and ORNI 3 LLC
•	First Amendment to Large Generator Interconnection Agreement, dated August 16, 2005, between Sierra Pacific Power Company and ORNI 3 LLC
•	License to Energize Line Agreement, dated March 20, 2006, between Ormat Nevada, Inc. and Sierra Pacific Power Company
•	Interconnection Facilities Studies Agreement, dated October 30, 2006, between ORNI 14 LLC and Sierra Pacific Power Company
•	Operation and Maintenance Agreement, dated March 8, 2007, between ORNI 3 LLC and Ormat Nevada, Inc.
•	Amended and Restated Operation and Maintenance Agreement between ORNI 3 LLC and Ormat Nevada, Inc. (Unexecuted Exection Version)
•	Fluid Supply Agreement, dated June 1, 2007, between Western States Geothermal Company and ORNI 3 LLC

Environmental Documents

•	Fluid Supply Agreement, dated June 1, 2007, between Western States Geothermal Company and ORNI 3 LLC
•	Class II Air Quality Operating Permit (AP4911-0503.01) issued on September 8, 2003, by Nevada Bureau of Air Pollution Control
•	Environmental Permit Audit (EMA Report 1816-04), dated December 2000, issued by Environmental Management Associates, Inc.
•	Special Use Permit (004-051-21) Approval Letter, dated March 14, 2003, issued by Churchill County Planning Commission
•	Permit to Construct (UEPA No. 339), dated January 6, 2006, issued by Public Utilities Commission of Nevada

•

Boiler/Pressure Vessel Permit (06-0293), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations, Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0294A), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0294B), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0294C), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0294D), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0295A), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0295B), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0296), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0297A), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0297B), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0297C), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

Environmental Documents

•

Boiler/Pressure Vessel Permit (06-0297D), dated June 12, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0298A), dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0298B), dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0298C), dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0298D), dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0299), dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0300), dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•

Boiler/Pressure Vessel Permit (06-0301), dated June 13, 2006, issued by Nevada Department of Business and Industry, Division of Industrial Relations Occupational Safety and Health Administration Mechanical Unit

•	Certificate of Occupancy, dated July 12, 2006, issued by Churchill County Building Department
•	Injection Permit (UNEV 40019) Report, dated February 2, 2007, prepared by Ormat Nevada, Inc.
•	Nevada Hazardous Materials Storage Permit Renewal Invoice dated May 9, 2007, issued by Nevada State Fire Marshall (including Hazardous Materials Storage Permit Number 52247-55093 dated May 1, 2007.
•	Visible Emissions Testing Report, dated May 23, 2007, issued by Tetra Tech

Steamboat Hills LLC

Organizational Documents

•	Amendment of Limited Partnership of Yankee Caithness Joint Venture Certificate dated June 7, 2004, issued by Delaware Office of the Secretary of State
•

Transfer of Water Rights Agreement and Water Rights Quitclaim Deed, dated July 28, 2005, between Caithness Power, Inc. and Caithness Power Water Rights LLC (DV-3261149, DV-3261150), (includes ancillary documents, e.g. 27 conveyances, title abstracts and declarations of value)

•	Sale and Purchase Agreement, dated September 12, 2005, by and among Caithness Operating Company LLC, Caithness Power, Inc. and Steamboat Hills LP

Organizational Documents

•

Plan of Merger Agreement, dated December 1, 2005, by and among Steamboat Hills LLC, Caithness Operating Water Rights LLC and ORNI 9 LLC (includes ancillary documents, e.g. Steamboat Hills LLC Certificate of Formation (2167446), dated December 1, 2005; ORNI 9 LLC Certificate of Merger (with Caithness Operating Water Rights, Caithness Power Water Rights, and Steamboat Hills LLC) (3554306), dated December 1, 2005)

•

Steamboat Hills LLC Certificate of Conversion from a Limited Partnership (2167446), dated December 1, 2005 (includes ancillary documents, e.g. Articles of Conversion issued by Nevada Office of the Secretary of State; Transfer Instrument between Caithness Operating Company LLC and Steamboat Hills LP, dated September 12, 2005)

•	Steamboat Hills LLC Application for Registration of Foreign Limited Liability Company, dated December 1, 2005
•	Limited Liability Company Agreement, dated as of December 1, 2005, by and between Steamboat Hills LLC and Ormat Nevada, Inc.

Real Estate Documents

•	Building Permit (06-1109), dated July 10, 2006, issued by Washoe County Department of Building and Safety (includes Building Inspection Record, dated March 21, 2007)

Environmental Documents

•	Commercial Use Permit Application Report issued by the U.S. Department of the Interior, Bureau of Land Management
•	Geothermal Sundry Notice Approval (N-63124, N-61835) dated October 21, 2005, issued by U.S. Department of the Interior, Bureau of Land Management
•	Geothermal Sundry Notice and Report on Wells, Notice of Intention to Change Plans, dated October 19, 2005, submitted by Ormat Nevada, Inc.
•	Special Use Permit Action Order (SW05-021), dated January 4, 2006, issued by Washoe County Community Development Division
•	Notice of Final Action Letter, dated February 9, 2006, issued by Truckee Meadows Regional Planning Agency
•	Letter Regarding ORMAT Nevada Pipeline Project, dated June 5, 2006, issued by U.S. Department of the Interior, Fish and Wildlife Services
•	Modification of Landscape and Parking Requirements Approval Letter, dated June 13, 2006, issued by Washoe County Community Development Division
•	Authority to Construct/Permit to Operate Galena II (A06-0042) Approval Letter, dated July 7, 2006, issued by Washoe County Health Department, Air Quality Division
•	Building Permit, dated July 10, 2006, issued by Washoe County Department of Building and Safety
•	Certificate of Occupancy, dated July 12, 2006, issued by Churchill County Building Department
•	Stormwater General Permit (NVR100000) Approval Letter, dated July 28, 2006, issued by Nevada Division of Environmental Protection
•	Amended Plan for Production and Plan of Utilization Approval Letter, dated August 8, 2006, issued by U.S. Forest Service
•

Permit to Operate an Air Pollution Emission Source (CO1174A, CO 1897A), expires February 29, 2008, issued by Washoe County Health Department, Air Quality Division (including the Steamboat Hills Emissions April 2007 Report dated April 22, 2007)

•	Permit to Operate Galena II Authorization Letter, dated April 10, 2007, issued by Nevada Bureau of Waste Management, Chemical Accident Prevention Program
•	Steamboat Phase I Environmental Site Assessment (Report No. 2016-01), including Appendices A-J, dated May 2007, issued by Environmental Management Associates, Inc.

Federal Energy Regulatory Commission (FERC) Documents

•	Steamboat Hills, LP, Notice of Name Change and Self Re-certification (QF87-383-004), dated June 10, 2004
•	Steamboat Hills LLC, Notice of Self Re-certification (QF87-383-005), dated December 20, 2005
•	List of Steamboat Hills FERC Certifications (QF87-383), dated March 13, 2007

Other Documents (LGIA, PPA, O&M Agreements, and other Agreements)

•	Long Term Agreement for the Purchase and Sale of Electricity, dated November 17, 1986, between Sierra Pacific Power Company and Steamboat Hills, LLC
•	Amendment Number 1 to Long Term Agreement for the Purchase and Sale of Electricity, dated May 31, 2007, between Sierra Pacific Power Company and Steamboat Hills, LLC
•	Special Facility Agreement, dated September 8, 1987, between Sierra Pacific Power and Yankee Caithness Joint Venture
•	Power Purchase Agreement for Firm Power, dated November 21, 2002, between Nevada Power Company and ORNI 9, LLC
•	Power Purchase Agreement for Firm Power, Amendment 1, dated July 10, 2003, between Nevada Power Company and ORNI 9 LLC
•	Power Purchase Agreement for Firm Power, Letter Amendment 2, dated August 19, 2003, between Nevada Power Company and ORNI 9 LLC
•	Power Purchase Agreement for Firm Power, Amendment 3, dated October 7, 2004, between Nevada Power Company and ORNI 9 LLC
•	Power Purchase Agreement for Firm Power, Amendment 4, dated as of May 21, 2007, between Nevada Power Company and ORNI 9 LLC
•	Operation and Maintenance Agreement, dated June 2, 2004, between Steamboat Hills, L.P. and Ormat Nevada, Inc., as amended by Amendment No. 1, dated March 8, 2007
•	Amended and Restated Operation and Maintenance Agreement, dated March 30, 2007, between Steamboat Hills, LP and Ormat Nevada, Inc.
•	Second Amended and Restated Operation and Maintenance Agreement between Steamboat Hills, LP and Ormat Nevada, Inc. (Unexecuted Execution Version)
•	Purchase Agreement, dated October 14, 2004, between Sierra Pacific Power Company and Steamboat Hills, LP,
•	Small Standard Generator Interconnection Agreement, dated April 6, 2006 between Sierra Pacific Power Company and ORNI 9, LLC

OPC

•	Limited Liability Company Agreement of OPC LLC, dated as of January 31, 2007, by and between OPC LLC and Ormat Nevada, Inc.
•	OPC LLC Proforma Balance Sheets, dated as of March 31, 2007
•	OPC LLC Proforma Balance Sheets (for Three Months Ending March 31, 2007), dated March 31, 2007
•	Management Services Agreement by and between OPC LLC and Ormat Nevada, Inc. (Unexecuted Execution Version)

Ormat Nevada, Inc.

•	Report on Audits of Consolidated Financial Statements for Ormat Nevada, Inc. and Subsidiaries, dated March 29, 2007, prepared by PricewaterhouseCoopers LLC
•	Ormat Nevada, Inc. and Subsidiaries Consolidated Balance Sheets, dated March 31, 2007
•	Insurance Due Diligence Summary for OPC Portfolio Monetization, dated May 29, 2007, prepared by Moore-McNeil LLC

Base Case Model

•	Model v19i (posted on 6/7/07 and last circulated 11:02 a.m)